UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

LUNA INNOVATIONS INCORPORATED

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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1 Riverside Circle, Suite 400

Roanoke, Virginia 24016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 21, 2013

To the Stockholders of Luna Innovations Incorporated:

Notice is hereby given that the Annual Meeting of Stockholders of Luna Innovations Incorporated (the “Company”) will be held at the Roanoke Higher Education Center, 108 N. Jefferson Street, Roanoke, Virginia 24016 on Tuesday, May 21, 2013, at 9:00 a.m. EDT for the following purposes:

1.	To elect the Board’s two nominees named herein to serve as Class I members of the Company’s board of directors to hold office until the 2016 annual meeting of stockholders.

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

3.	To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers.

4.	To ratify the appointment, by the audit committee of the Company’s board of directors, of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

5.	To transact any other business that is properly brought before the meeting or any adjournment or postponement thereof.

Please refer to the attached proxy statement, which forms a part of this Notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the annual meeting.

Stockholders of record at the close of business on April 8, 2013 (the “Record Date”) are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. The presence, in person or by proxy, of shares of the Company’s common stock representing a majority of shares of the Company’s common stock issued and outstanding on the Record Date will be required to establish a quorum at the annual meeting.

Your vote is important. Please sign, date and return the enclosed proxy card as soon as possible, or vote by telephone or on the Internet as instructed in these materials, to make sure that your shares are represented at the annual meeting. If you are a stockholder of record of the Company’s common stock, you may cast your vote by proxy or in person at the annual meeting. If your shares are held of record by a brokerage firm, bank or other nominee, you must obtain a proxy issued in your name from that record holder and should instruct the record holder as to how to vote your shares.

By Order of the Board of Directors,

/s/ Talfourd H. Kemper, Jr.
Talfourd H. Kemper, Jr.
Vice President, General Counsel and Secretary

Roanoke, Virginia

April 16, 2013

You are cordially invited to attend the annual meeting. Whether or not you plan to attend in person, please complete, sign, date and return the accompanying proxy card in the enclosed envelope, or vote by telephone or on the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Meeting of Stockholders to be held on May 21, 2013: The Proxy Statement and Annual Report to Stockholders are available at
https://www.materials.proxyvote.com/550351.

LUNA INNOVATIONS INCORPORATED

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

MAY 21, 2013

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement is furnished to the stockholders of Luna Innovations Incorporated (the “Company,” “we,” “us,” or “our”) in connection with the solicitation of proxies for use at our annual meeting of stockholders to be held on May 21, 2013 at 9:00 a.m. EDT at the Roanoke Higher Education Center, 108 N. Jefferson Street, Roanoke, Virginia 24016 for the purposes set forth in the accompanying “Notice of Annual Meeting of Stockholders.” Directions to the annual meeting may be found at http://www.education.edu/directions-parking.html. Information on how to vote in person at the annual meeting is discussed below.

A copy of our Annual Report to Stockholders, which includes our annual report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission, together with this proxy statement and accompanying proxy card, is expected to be mailed on or about April 22, 2013 to our stockholders of record as of the close of business on April 8, 2013 (the “Record Date”). Those materials are also available at https://www. materials.proxyvote.com/550351.

This solicitation is made on behalf of our board of directors, and we will pay the costs of solicitation. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending our proxy material to our stockholders. Our principal executive offices are located at 1 Riverside Circle, Suite 400, Roanoke, Virginia 24016, and our telephone number is (540) 769-8400.

Shares Entitled to Vote and Quorum Requirement

Our outstanding common stock constitutes the only class of securities entitled to vote at the annual meeting. Stockholders of record of our common stock at the close of business on the Record Date are entitled to notice of, and to vote at, our 2013 annual meeting of stockholders. A list of our stockholders will be available for review at our principal executive offices during regular business hours for a period of ten days prior to the annual meeting. As of the close of business on April 8, 2013, 14,014,032 shares of our common stock were issued and outstanding; therefore, the presence at the meeting, in person or by proxy, of at least 7,007,017 shares of common stock will constitute a quorum. Each share of common stock owned as of the Record Date is entitled to one vote. If there is no quorum, holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

Voting Procedures

The procedures for voting differ depending on whether you are a stockholder of record (that is, if your shares are registered directly in your own name with the Company’s transfer agent) or you hold your shares in “street name” (that is, your shares are held in an account at a brokerage, bank, dealer or other similar organization rather than in your own name, in which case you are considered to be the “beneficial owner” of those shares).

Stockholders of Record

Stockholders of record may vote by (i) completing and returning the enclosed proxy card prior to the meeting, (ii) voting over the telephone, (iii) voting on the Internet, (iv) voting in person by ballot at the meeting, or (v) submitting a signed proxy card at the meeting.

A proxy card is enclosed for your use. We ask that you carefully review, complete, sign, date and return the proxy card in the accompanying envelope, which is postage prepaid if mailed in the United States.

Instead of submitting your vote in person or by mail, you may vote by telephone or over the Internet. In order to vote by telephone or over the Internet, please have the enclosed proxy card available for reference, and call the number or visit the website listed on the proxy card and follow the instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on Monday, May 20, 2013 to be counted. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, by mail, over the Internet or in person at the annual meeting, your shares will not be voted.

Beneficial Owners

If your shares are held in street name, the organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from the Company. As a beneficial owner, you still have the right to direct your broker or other agent regarding how to vote the shares in your account. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank.

You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange, or NYSE, deems the particular proposal to be a “routine” matter. Even though our common stock is listed on the NASDAQ Capital Market, the NYSE rules apply to brokers who are NYSE members voting on matters being submitted to stockholders at our annual meeting. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation and certain corporate governance proposals, even if supported by management. Accordingly, your broker or nominee may not vote your shares on Proposals No. 1, No. 2 or No. 3 without your instructions, but may vote your shares on Proposal No. 4.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. There is no cost associated with casting your vote online. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

The persons named as attorneys-in-fact to vote the proxies, My E. Chung and Dale E. Messick, were selected by the board of directors and are executive officers of the Company. All properly executed proxies returned in time to be counted at the annual meeting will be voted.

If you return a signed and dated proxy card without marking voting selections, then unless there are different instructions on the proxy card, your shares will be voted at the meeting FOR the election of the two director nominees listed in Proposal No. 1, FOR the advisory approval of executive compensation in Proposal No. 2, for One Year as the preferred frequency of advisory votes to approve executive compensation in Proposal No. 3, and FOR the ratification of the appointment of our independent registered public accounting firm in Proposal No. 4. With respect to any other business that may properly come before the annual meeting and be submitted to a vote of stockholders, proxies will be voted in accordance with the best judgment of the designated proxy holders.

All votes cast at the annual meeting will be tabulated by the person or persons appointed by our board of directors to act as inspectors of election for the meeting. The inspectors of election will separately count, for Proposal No. 1, the election of directors, votes “For,” “Withhold” and “broker non-votes,” with respect to the proposal regarding frequency of stockholder advisory votes to approve executive compensation, votes for frequencies of one year, two years or three years, abstentions and broker non-votes, and with respect to other proposals, votes “For” and “Against,” abstentions and “broker non-votes.” Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine,” in which case the broker or nominee cannot vote the shares, as described above.

Abstentions and broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions will be counted towards the vote total for each of Proposals No. 2 and 4 and will have the same effect as “Against” votes. For Proposal No. 3, abstentions will have no effect and will not be counted towards the vote total. Broker non-votes have no effect and are not included in the tabulation of voting results on any proposals.

The director nominees listed in Proposal No. 1 will be elected by a plurality of the votes of the shares present or represented by proxy at the meeting and entitled to vote on the election of directors. The two nominees receiving the most “For” votes will be elected.

Proposal No. 2, advisory approval of the compensation of the Company’s named executive officers, will be considered to be approved if it receives “For” votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote.

For Proposal No. 3, the advisory vote on the frequency of stockholder advisory votes on executive compensation, the frequency receiving the highest number of votes from the holders of shares present in person or represented by proxy and entitled to vote at the annual meeting will be considered the frequency preferred by the stockholders.

The appointment of our independent registered public accounting firm listed in Proposal No. 4 will be ratified if a majority of shares present or represented by proxy at the meeting and entitled to vote thereon vote “For” such proposal.

Your vote is important. Accordingly, please carefully review, complete, sign, date and return the enclosed proxy card, or vote over the telephone or Internet, whether or not you plan to attend the annual meeting in person.

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Changing Your Vote

If you are a stockholder of record, you may revoke your proxy at any time before it is actually voted at the meeting either by signing and submitting a new proxy card with a later date or by attending the annual meeting and voting in person. You may also grant a subsequent proxy by telephone or over the Internet. Your most recently submitted proxy card or telephone or Internet proxy is the one that will be counted. Merely attending the meeting, however, will not revoke your submitted proxy unless you vote at the meeting, which will have the effect of revoking your proxy. You may also send a timely written notice that you are revoking your proxy to our Corporate Secretary at 1 Riverside Circle, Suite 400, Roanoke, Virginia 24016.

If you hold shares through a bank or brokerage firm, you should have received a proxy card and voting instructions with these proxy materials, and you must contact the bank or brokerage firm directly to revoke any prior voting instructions.

Results of Voting

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the annual meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General Information

Our board of directors is divided into three classes (Class I, Class II and Class III) with staggered three-year terms. Each class consists, as nearly as possible, of one-third of the total number of directors. Vacancies on the board of directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the board of directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The board of directors currently has eight members, including three Class I directors whose terms expire at the 2013 annual meeting. One of these directors, Edward G. Murphy, M.D., has not been nominated for re-election at the annual meeting, and his term will expire upon the election of his successor at the annual meeting. The board of directors has resolved to reduce its number of directors to seven effective upon the end of the 2013 annual meeting. The terms of the Class II and Class III directors will expire at the 2014 and 2015 annual meetings of the stockholders, respectively.

Our board of directors has nominated Richard W. Roedel and Kent A. Murphy, Ph.D. to serve as Class I directors for a three-year term expiring at the 2016 annual meeting of stockholders and until their successors have been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Mr. Roedel is currently the non-executive Chairman of the Company. Dr. Kent Murphy is the Company’s Vice Chairman and founder, and former Chairman and Chief Executive Officer .

Directors are elected by a plurality of the votes of shares present in person or represented by proxy and entitled to vote on the election of directors. Proxies cannot be voted for more than two nominees. The two nominees receiving the highest number of “For” votes will be elected. Only votes “For” and “Withheld” will affect the outcome. Broker non-votes will have no effect on this proposal. Shares represented by executed proxies will be voted “For” the election of the two nominees recommended by the board of directors unless the proxy is marked in such a manner so as to withhold authority to vote. If any of the nominees is unable or unexpectedly declines to serve as director, the board of directors may designate another nominee to fill the vacancy, and the proxy will be voted for that nominee. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that either nominee will be unable to serve.

The names of the two nominees for director and of our other directors whose terms will continue after the annual meeting, their ages as of April 1, 2013, and certain other information about them are set forth below. There are no family relationships among our directors or executive officers.

Names of Nominees	Age	Position(s)	Director Since
Kent A. Murphy, Ph.D.	54	Vice Chairman of the Board of Directors	1990
Richard W. Roedel	63	Chairman of the Board of Directors	2005

Names of the Incumbent Directors with Terms Continuing After 2013 Annual Meeting	Age	Position(s)	Director Since
My E. Chung	60	Director	2011
Neil D. Wilkin, Jr.	49	Director	2012
Michael W. Wise	62	Director	2011
Warner Dalhouse	78	Director	2010
John B. Williamson, III	58	Director	2010

Our Nominating and Governance Committee seeks to assemble a board of directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, the committee has identified and evaluated nominees in the broader context of the board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the committee views as critical to effective functioning of the board. The biographies below include information, as of the date of this proxy statement, relating to the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the committee to believe that the nominee or director should serve or continue to serve, as applicable, on the board. However, each of the members of the committee may have a variety of reasons why he believes a particular person would be an appropriate nominee for the board, and these views may differ from the views of other members.

Class I Director Nominees for Election for a Three-Year Term Expiring at the 2016 Annual Meeting of Stockholders

Richard W. Roedel has served as a member of our board of directors since 2005 and as chairman of our board of directors since January 2010. Mr. Roedel also serves as a director of publicly held companies IHS, Inc., Lorillard, Inc. and Six Flags Entertainment Corporation. Mr. Roedel serves as chairman of the audit committee and member of the nominating committee of Lorillard, and a member of the audit committees of IHS and Six Flags. Mr. Roedel also serves as the lead independent director of Lorillard. He served as a director of the Association of Audit Committee Members, Inc., a not-for-profit organization dedicated to strengthening audit committees, and Broadview Network Holdings, Inc., a private company with publicly traded debt until 2012. Mr. Roedel was a director of Sealy Corporation from 2006 to 2013, when Sealy was acquired by Tempur-Pedic International Inc. Mr. Roedel was a director of Brightpoint, Inc. from 2002 until 2012, when Brightpoint was acquired by Ingram Micro. Mr. Roedel served in various capacities at Take-Two Interactive Software, Inc. from 2002 until 2005, including chairman and chief executive officer. From 1971 through 2000, he was employed by BDO Seidman LLP, becoming an audit partner in 1980, later being promoted in 1990 to managing partner in Chicago and then managing partner in New York in 1994, and finally, in 1999, to chairman and chief executive officer. Mr. Roedel holds a B.S. degree in accounting from The Ohio State University and is a Certified Public Accountant. The Nominating and Governance Committee believes that Mr. Roedel’s public accounting experience and his status as an authority on issues facing audit committees, his extensive service on public company boards and committees and his deep familiarity with our company make him a valuable member of the board of directors.

Kent A. Murphy, Ph.D. founded our company in 1990 and served as our President until May 2010 and as our Chief Executive Officer until August 2010. Dr. Murphy also served as chairman of our board of directors from 1992 to January 2010 and has served as vice chairman of the board since August 2010. Since August 2010, Dr. Murphy has acted as a strategic advisor to several technology businesses. Dr. Murphy received a Ph.D. in electrical engineering from Virginia Polytechnic Institute and State University (Virginia Tech) and was formerly a tenured professor in Virginia Tech’s Bradley Department of Engineering. The Nominating and Governance Committee believes that Dr. Murphy, with his prior history as our founder and Chief Executive Officer and his long tenure as an officer and director, along with his depth and breadth of scientific knowledge in critical areas, brings to the board of directors an extensive knowledge of our company and scientific expertise.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” EACH NAMED NOMINEE.

Class II Directors Continuing in Office Until the 2014 Annual Meeting

Michael W. Wise has served as a member of our board of directors since May 2011. Mr. Wise currently serves as the Chief Financial Officer of Corvesta, Inc., an insurance and technology holding company, and Chief

Financial Officer of its subsidiary Delta Dental of Virginia. Mr. Wise serves on the boards of directors and as treasurer of several additional Corvesta portfolio companies, including OneMind Health, a provider of cloud-based enterprise software for the dental industry; Corvesta Life Insurance Company, a life and health insurance company; and Corvesta Services Software Solutions India, an offshore information technology services company. Prior to joining Delta Dental of Virginia as its Chief Financial Officer in 1996, Mr. Wise owned and managed several small businesses. He also currently serves and has in the past served on numerous boards of directors of local non-profit organizations. He received B.S. degree in Business Administration – Accounting from West Virginia University and was previously a Certified Public Accountant. The Nominating and Governance Committee believes that Mr. Wise’s accounting and financial background, his experience in funding and managing technology companies through growth periods, his experience as an entrepreneur and his local and community leadership make him a valuable member of our board of directors. Mr. Wise is also one of our largest stockholders, which the committee believes evidences his commitment to the long-term interests of our stockholders.

Warner Dalhouse has served as a member of our board of directors since January 2010. Prior to his retirement, he was Chairman and Chief Executive Officer of Dominion Bankshares Corporation, which later became First Union National Bank of Virginia. He currently serves as a director and chairman of the corporate governance committee of HomeTown Bankshares Corporation, a publicly held local bank, as well as a director of the Virginia Tech Carilion School of Medicine. He received a B.S. degree in Commerce from the University of Virginia and attended the Rutgers University Stonier Graduate School of Banking. The Nominating and Governance Committee believes that Mr. Dalhouse’s local leadership, extensive executive and director experience, banking background and compensation committee experience will allow him to continue to make valuable contributions to the board of directors.

John B. Williamson, III has served as a member of our board of directors since January 2010. He has served as Chairman and Chief Executive Officer of RGC Resources, Inc., a publicly held energy distribution and services holding company, since 2003. Mr. Williamson is a member of the boards of directors of Botetourt Bankshares, Inc., a publicly held local bank, where he serves as chairman of the audit committee, Optical Cable Corporation, a publicly held optical fiber manufacturer, where he serves as the chairman of the audit committee and a member of the nominating and corporate governance committee, and Corning Natural Gas Corporation, a publicly held natural gas company, where he serves on the audit and compensation committees. He was formerly a board member of NTELOS, Inc., a publicly held telecommunications company, where he also served as chairman of the audit committee. Mr. Williamson also formerly served in government executive capacities, including as County Administrator for Botetourt and Nelson Counties in Virginia. He earned a bachelor’s degree in business administration and management from Virginia Commonwealth University and an M.B.A. degree from the College of William and Mary. The Nominating and Governance Committee believes that Mr. Williamson’s public company chief executive officer experience, his experience as audit committee chairman of other public companies and his local and community leadership will enable him to continue to make valuable contributions to the board of directors.

Class III Directors Continuing in Office Until the 2015 Annual Meeting

My E. Chung has served as our President and Chief Executive Officer and as a member of our board of directors since April 2011. He previously served as Senior Vice President of Worldwide Sales for Sunrise Telecom, a publicly held provider of communications test and measurement solutions for telecom, cable and wireless networks, from September 2009 to March 2011. In 2005, Mr. Chung was appointed as President and Chief Executive Officer of Circadiant Systems, an optical testing company, and served in that role until the company’s acquisition by JDS Uniphase Corporation in November 2008, and continued as senior director of the Circadiant business unit of the combined company until June 2009. From 1998 to 2004, he served as Group President of Spirent Communications, a division of Spirent PLC, a publicly held provider of communications test equipment, and served on Spirent PLC’s board of directors as Executive Director from 2001 to 2004. Previously, he was Division President of Acterna, formerly known as Telecommunications Techniques Corporation, or TTC. Having joined TTC in 1987 as National Sales Manager, Mr. Chung later became Director of Sales and Vice President of U.S. Sales. In 1992, he became Division President with responsibility for the Network Services Division focusing on products used in the installation and maintenance of networks at customer premises. His responsibilities included product development, marketing, manufacturing and accounting. He was involved in setting TTC’s strategic direction through a number of strategic partnerships and acquisitions. Mr. Chung’s earlier career was spent at Agilent, formerly Hewlett-Packard Company, where he spent 11 years in sales and sales management. Mr. Chung received a bachelor’s degree in electrical engineering from New Jersey Institute of Technology. The Nominating and Governance Committee believes that Mr. Chung’s position as our President and Chief Executive Officer and his prior management experience with technology companies will enable him to continue to make valuable contributions to our board of directors.

Neil D. Wilkin, Jr. has served as a member of our board of directors since May 2012. He has served since September 2003 as chairman of the board of directors and President and Chief Executive Officer of Optical Cable Corporation, a publicly held optical fiber company based in Roanoke, Virginia. Mr. Wilkin has served as a director of Optical Cable Corporation since 2001 and previously served as Chief Financial Officer and Senior Vice President of that company from 2001 to 2003. Prior to joining Optical Cable Corporation, Mr. Wilkin served as Senior Vice President, Chief Financial Officer and Treasurer of homebytes.com, incorporated, or Homebytes, a nationally licensed real estate brokerage company, which he joined in 2000. He also was Senior Vice President and Chief Financial Officer of Owners.com, Inc., a subsidiary of Homebytes. Mr. Wilkin previously practiced law for over five years, with expertise in mergers and acquisitions, corporate finance and general corporate matters, at the firms of McGuireWoods LLP and Kirkland & Ellis. Mr. Wilkin is also a Certified Public Accountant and practiced with Coopers & Lybrand (a predecessor to PricewaterhouseCoopers) before returning to graduate business school and law school. Mr. Wilkin earned his MBA degree from the Darden School at the University of Virginia, is a graduate of the University of Virginia School of Law, and received his undergraduate degree from the McIntire School of Commerce at the University of Virginia. The Nominating and Governance Committee believes that Mr. Wilkin’s experience as a public technology company chief executive officer and his business, entrepreneurial, financial and legal backgrounds will enable him to continue to make valuable contributions to the board of directors.

Independence of the Board of Directors

As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our board of directors consults with legal counsel to ensure that the board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent NASDAQ listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director or director nominee, or any of his family members, and the Company, its senior management and its independent auditors, our board of directors has affirmatively determined that the following six current directors are independent within the meaning of the applicable NASDAQ listing standards: Mr. Wise, Mr. Wilkin, Dr. Ed Murphy, Mr. Dalhouse, Mr. Williamson, and Mr. Roedel. In addition, after review of all relevant identified transactions or relationships between each director or director nominee, or any of his family members, and the Company, its senior management and its independent auditors, our board of directors has affirmatively determined that Mr. Cool, who served on our board of directors until May 1, 2012, was also independent within the meaning of the applicable NASDAQ listing standards. In making these determinations, the board found that none of these current or former directors or nominees for director had a material or other disqualifying relationship with the Company. Dr. Kent Murphy, the Company’s former President and Chief Executive Officer, is not independent by virtue of his prior employment with us through August 2010. Mr. Chung is not independent, as he is currently employed by us as our President and Chief Executive Officer.

Board Leadership Structure

In January 2010, our board of directors designated an independent non-executive Chairman, Mr. Roedel, who has authority, among other things, to call and preside over board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the board. Accordingly, the non-executive Chairman has substantial ability to shape the work of the board. We believe that separation of the positions of Chairman and Chief Executive Officer reinforces the independence of the board in its oversight of our business and affairs. In addition, we believe that having an independent non-executive Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the board to monitor whether management’s actions are in the best interests of the Company and our stockholders. As a result, we believe that having an independent non-executive Chairman can enhance the effectiveness of the board as a whole.

Role of the Board in Risk Oversight

One of the board’s key functions is informed oversight of our risk management process. The board does not have a standing risk management committee, but rather administers this oversight function directly through the board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Governance Committee monitors the effectiveness of our corporate governance policies, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking.

Information Regarding Certain Committees of the Board of Directors

Our board of directors has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Our board of directors and its committees meet regularly throughout the year and also hold special meetings and act by written consent from time to time as appropriate. Our board of directors has delegated various responsibilities and authority to these committees as generally described below. The committees regularly report on their activities and actions to the full board of directors. Each of these committees of our board of directors has a written charter approved by our board of directors.

The following table provides the membership information for 2012 for each of the Audit, Compensation and Nominating and Governance committees:

Name	Audit		Compensation		Nominating and Governance
My E. Chung
Kent A. Murphy, Ph.D.
Edward G. Murphy, M.D.	X	(1)
Neil D. Wilkin, Jr.(2)	X
Warner Dalhouse			X	*	X
John B. Williamson, III	X	*			X
Jonathan M. Cool(3)
Richard W. Roedel			X		X	*
Michael W. Wise	X		X

*	Committee Chairman
(1)	Mr. Wilkin replaced Dr. Edward Murphy on the Audit Committee on May 22, 2012.
(2)	Mr. Wilkin was elected to our board of directors and appointed to the Audit Committee on May 22, 2012.

(3)	Mr. Cool resigned from our board of directors effective May 1, 2012.

Audit Committee

The Audit Committee of our board of directors recommends the appointment of our independent auditors, reviews our internal accounting procedures and financial statements, and consults with and reviews the services provided by our independent auditors, including the results and scope of their audit.

The Audit Committee is currently composed of Mr. Williamson, Mr. Wilkin and Mr. Wise. Mr. Williamson is the chairman of the committee. Mr. Wilkin replaced Dr. Edward Murphy on May 22, 2012. The Audit Committee met eight times, including telephonic meetings, during 2012.

The board of directors reviews the NASDAQ listing standards definition of independence for audit committee members on an annual basis and has determined that each member of the Audit Committee is independent within the meaning of the requirements of the Sarbanes-Oxley Act of 2002 and applicable SEC and NASDAQ rules, including Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing rules. The board of directors has also determined that each of Messrs. Williamson, Wilkin and Wise qualifies as an audit committee financial expert, as currently defined under applicable SEC rules. In reaching this determination, the Board made a qualitative assessment of their level of knowledge and experience based on a number of factors, including their formal education and extensive experience at an executive and audit committee level and, in the case of Messrs. Wise and Wilkin, their professional experience as certified public accountants.

The Audit Committee operates under a written charter adopted by the board of directors, which is available in the “Investor Relations” section of our website at www.lunainc.com.

Compensation Committee

The Compensation Committee of our board of directors reviews and implements changes to the compensation and benefits for our executive officers, administers our stock plans, and establishes and reviews general policies relating to compensation and benefits for certain of our officers.

The Compensation Committee is currently composed of Mr. Dalhouse, Mr. Wise and Mr. Roedel. Mr. Dalhouse serves as the chairman of the committee. The Compensation Committee met seven times in 2012.

Each member of the Compensation Committee is independent within the meaning of applicable NASDAQ listing rules.

The Compensation Committee operates under a written charter adopted by the board of directors, which is available in the “Investor Relations” section of our website at www.lunainc.com.

Typically, the Compensation Committee meets at least quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the chairman of the compensation committee, in consultation with the Chief Executive Officer, Chief Financial Officer and/or General Counsel. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The charter of the Compensation Committee grants the Compensation Committee authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. As described below in “Compensation Discussion and Analysis,” the Compensation Committee engaged an independent third-party compensation consultant, Radford, in 2012 to conduct a competitive review and analysis of our current executive compensation program.

Historically, the Compensation Committee has made most of the significant adjustments to annual compensation and determined bonus and equity awards, if any, at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers adoption of annual senior management incentive plans, including new performance objectives, matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee obtains the recommendations and advice of the Chief Executive Officer and Chief Financial Officer regarding the form and amount of compensation for executive officers other than themselves.

The specific determinations of the Compensation Committee with respect to Executive Compensation for the year ended December 31, 2012 are described in greater detail in the “Compensation Discussion and Analysis” section of this proxy statement.

Nominating and Governance Committee

The Nominating and Governance Committee of our board of directors is responsible for reviewing the appropriate size, function and needs of the board of directors, establishing criteria for evaluating and selecting new members of the board, identifying and recommending qualified director nominees to the board for approval and monitoring and making recommendations to the board of directors on matters relating to corporate governance. The Nominating and Governance Committee met six times during 2012.

The Nominating and Governance Committee currently consists of Messrs. Roedel, Dalhouse and Williamson. Mr. Roedel serves as chairman of the committee. All members of the Nominating and Governance Committee are independent within the meaning of applicable NASDAQ listing rules.

The Nominating and Governance Committee operates under a written charter adopted by the board of directors, which is available in the “Investor Relations” section of our website at www.lunainc.com.

Board of Directors and Committee Meeting Attendance

Our board of directors met fifteen times, including telephonic meetings, during 2012. Each of our directors who served in 2012 attended at least 75% of the aggregate number of meetings held during his tenure by the board of directors and by the committees of the board of directors on which he served, except Dr. Edward Murphy, who attended nine out of fifteen board meetings in 2012 and two out of four Audit Committee meetings from January 1, 2012 to May 22, 2012.

Independent members of the board of directors regularly meet in executive session without management present.

Annual Meeting Attendance

Our policy is to invite and encourage all directors to attend the annual meeting of stockholders, if possible. All of the members of our board of directors who were serving at the time of our 2012 annual meeting of stockholders attended that meeting.

Director Nomination Process

Candidates for director nominees are reviewed in the context of the current composition of the board of directors, the operating requirements of the Company and the long-term interests of stockholders. Our Nominating and Governance Committee identifies director nominees by first evaluating the current members of the board of directors willing to continue in service. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. Current members with skills and experience that are relevant to our business and who are willing to continue in service are considered for nomination.

If any member of the board of directors does not wish to continue in service, or the committee or board of directors decides not to nominate a member for re-election, the committee identifies the desired skills and experience of a new nominee. In the case of new director candidates, the Nominating and Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Governance Committee then uses its network of contacts to compile a list of potential candidates. The Nominating and Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board of directors. Current members of the board of directors and senior management are then polled for their recommendations. To date, the Nominating and Governance Committee has not engaged professional search firms or other third parties to identify or evaluate potential nominees, but the committee may do so in the future.

The Nominating and Governance Committee will also consider nominees recommended by stockholders, and any such recommendations should be forwarded to our Corporate Secretary in writing at our executive offices as identified in this proxy statement. Such recommendations should include the following information:

•	the name, age, business address and residence address of the proposed candidate;

•	the principal occupation or employment of the proposed candidate and the candidate’s business experience for at least the previous five years;

•	the class and number of shares of our stock which the proposed candidate beneficially owns;

•	a description of all arrangements or understandings between the stockholder making the recommendation and each proposed candidate;

•	any information reasonably necessary to determine whether the proposed candidate meets SEC and NASDAQ independence standards; and

•

any other information relating to such proposed candidate that is required to be disclosed in solicitations of proxies for elections of directors or is otherwise required pursuant to Regulation 14A under the Exchange Act (including without limitation such proposed candidate’s written consent to being named in any proxy statement as a nominee and to serve as a director if elected).

Such recommendations should be provided at least 120 days prior to the anniversary date of the mailing of our proxy statement for the previous annual meeting of stockholders. The committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth below, based on whether or not the candidate was recommended by a stockholder.

The Nominating and Governance Committee evaluates individual director candidates based upon a number of criteria, including:

•	a high degree of personal and professional integrity;

•	commitment to promoting the long-term interests of our stockholders;

•

broad general business experience and acumen, which may include experience in management, finance, marketing and accounting, with particular emphasis on technology companies or policy-making experience in governmental or non-profit institutions;

•	adequate time to devote attention to the affairs of the Company;

•	an ability to bring balance to our board of directors in light of the Company’s current and anticipated needs and in light of the skills and attributes of the other board members; and

•	other attributes relevant to satisfying the requirements imposed by the SEC and NASDAQ.

The Nominating and Governance Committee retains the right to modify these qualifications from time to time.

Our Nominating and Governance Committee does not have a formal policy regarding board diversity. Diversity is one of a number of factors, however, that the committee takes into account in identifying nominees, and the Nominating and Governance Committee believes that it is essential that the board members represent diverse viewpoints. The committee seeks a diversity of business experience and believes that the current composition of the board of directors helps us achieve this goal.

Director Compensation

The following table sets forth certain information concerning cash and non-cash compensation earned by the non-employee members of our board of directors in 2012. The compensation paid to My Chung, our President and Chief Executive Officer, is described below under “Executive Compensation.” Mr. Chung does not receive any additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash (1)(2)($)	Option Awards (3)($)	Total ($)
Neil D. Wilkin, Jr.	12,500	169,376(4)	181,876
Edward G. Murphy, M.D.	12,500	—	12,500
Warner Dalhouse	22,500	79,456(5)	101,956
John B. Williamson, III	22,500	79,456(6)	101,956
Jonathan M. Cool	10,000	—	10,000
Richard W. Roedel	12,500	90,921(7)	103,421
Michael W. Wise	12,500	—	12,500
Kent A. Murphy	12,500	75,182(8)	87,682

(1)	Represents the cash retainer for board and, as applicable, committee chair service for calendar year 2012. Pursuant to our non-employee director compensation policy, the annual retainer for board service is paid prospectively on July 1 of each year in respect of board service for the following twelve-month period. Prior to July 1, 2012, the annual retainer for board service was $10,000. On July 1, 2012, the retainer was increased to $15,000. Accordingly, the retainer applicable to the first half of 2012 was $5,000 and the retainer applicable to the second half of 2012 was $7,500, for a total annual retainer of $12,500. The annual cash retainer for committee chair service is $10,000 (except for the Nominating and Governance Committee, which is $5,000), which amount was unchanged during 2012. These retainers are paid prospectively in quarterly installments of $2,500. In the case of Mr. Cool, who resigned from the board in May 2012, the amount included in the table consists of $5,000 applicable to his service as a director for the first half of 2012 and $5,000 in respect of his service as chairman of the Strategy Committee (representing two quarters of the annual retainer for serving in such role). Mr. Roedel, who served as chairman of the Nominating and Corporate Governance Committee for 2012, elected to forego any compensation for serving in such role.
(2)

During 2012, all of our non-employee directors elected to receive payment of their fees for board and committee chair service in either shares of common stock or in restricted stock units pursuant to our non-employee directors’ deferred compensation plan. Restricted stock units are convertible into shares of our common stock on a one-for-one basis upon specified events as described below. In lieu of the cash payment of the annual board retainer payable on July 1, 2012, each of Messrs. Wilkin, Dalhouse, Williamson, Roedel and Wise and Dr. Edward Murphy received 11,111 restricted stock units under the deferred compensation plan, and Dr. Kent Murphy received 11,111 shares of common stock, in each case with a grant date fair value of $15,000. Also during 2012, each of Mr. Dalhouse and Mr. Williamson received an aggregate of 6,283 restricted stock units under the deferred compensation plan, with a grant date fair value of $10,000, representing the $10,000 annual retainer for service as chairman of the Compensation Committee and Audit Committee, respectively. Mr. Cool received an aggregate of 2,977 shares of common stock, with a grant date fair value of $5,000, representing two quarters of the annual retainer for service as chairman of the Strategy Committee, which grants were made to Mr. Cool prior to his resignation from the board in May 2012. As of December 31, 2012, our non-employee directors held the following equity compensation awards:

Name	Restricted Stock Units	Shares Underlying Stock Options
Edward G. Murphy, M.D.	6,541	76,788
Warner Dalhouse	28,010	174,356
John B. Williamson, III	28,348	174,356
Neil D. Wilkin, Jr.	6,541	120,000
Richard W. Roedel	61,463	494,017
Michael W. Wise	6,969	120,000
Kent A. Murphy	—	51,290

(3)	Amounts represent the aggregate grant date fair value for stock options granted in 2012, as calculated in accordance with ASC Topic 718, but excluding the effect of estimated forfeitures. The fair value of the awards was determined using the valuation methodology and assumptions described in Note 8 of the Notes to our Consolidated Financial Statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2012. The options granted during 2012 have an exercise price equal to the closing price of our common stock on the NASDAQ Capital Market on the date of grant and generally vest over a period of three years from the date of grant or through the end of their current term as a director.
(4)	Upon his election as a director in May 2012, Mr. Wilkin was granted an option to purchase 120,000 shares of common stock at an exercise price of $1.63 per share, which was the only option held by him as of December 31, 2012.
(5)	In November 2012, Mr. Dalhouse was granted an option to purchase 54,356 shares of common stock at an exercise price of $1.69 per share. As of December 31, 2012, Mr. Dalhouse held outstanding options to purchase 174,356 shares of our common stock at a weighted average exercise price of $3.58 per share.
(6)	In November 2012, Mr. Williamson was granted an option to purchase 54,356 shares of common stock at an exercise price of $1.69 per share. As of December 31, 2012, Mr. Williamson held outstanding options to purchase 174,356 shares of our common stock at a weighted average exercise price of $3.58 per share.
(7)	In May 2012, Mr. Roedel was granted an option to purchase 57,096 shares of common stock at an exercise price of $1.63 per share. In November 2012, Mr. Roedel was granted an option to purchase 7,068 shares of common stock at an exercise price of $1.69 per share. As of December 31, 2012, Mr. Roedel held outstanding options to purchase 494,017 shares of our common stock at a weighted average exercise price of $1.72 per share.
(8)	In January 2012, Dr. Kent Murphy, was granted an option to purchase 51,290 shares of common stock at an exercise price of $1.69 per share, which was the only option held by him as of December 31, 2012.

We also reimburse our non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors, which expense reimbursements are not included in the foregoing table.

Retainers and Meeting Fees: During fiscal year 2012, the chairmen of the standing committees of our board of directors were paid retainers as follows: $10,000 per year for the chairman of our Audit Committee, $10,000 per year for the chairman of our Compensation Committee, $5,000 per year for the chairman of our Nominating and Governance Committee, and $10,000 per for year for the chairman of our Strategy Committee (which dissolved in May 2012). Mr. Roedel, as chairman of the Nominating and Governance Committee, elected to forego any compensation in such capacity for the fiscal years 2011 and 2012. These retainers were paid quarterly.

In addition, on July 1, 2011, the Company stopped paying meeting fees to outside directors who are neither employees nor consultants and began paying them an annual retainer of $10,000 each. The annual retainer covers the period from July 1 through June 30 of the following year. In an effort to minimize the cash impact of these amounts, these retainers have been paid, at the election of the director, in either shares of common stock or restricted stock units issued pursuant to our non-employee directors’ deferred compensation plan. This retainer is payable on July 1 of each year. On July 1, 2012, this annual retainer increased to $15,000.

Under the terms of our non-employee directors’ deferred compensation plan, the number of restricted stock units issued to a director is equal to the amount of the annual retainer divided by the closing price of our common stock on July 1. Restricted stock units represent rights to receive shares of our common stock at a later date. A participating director may elect to receive up to the number of shares of our common stock equal to the number of whole restricted stock units then credited to that director’s restricted stock unit account, in either (i) a lump sum, or (ii) substantially equal annual installments over a period not to exceed five years. Participating directors may elect to receive their common stock due under the plan upon either (a) separation from service with us, (b) a change of control, (c) an unforeseen emergency or (d) a time or fixed schedule as specified at the time of their initial deferral election.

Other Equity-Based Compensation. Non-employee directors are also eligible to receive stock awards and option grants under our 2006 Equity Incentive Plan. Under this plan, newly elected independent directors are eligible to receive an option to purchase up to 120,000 shares of our common stock upon election to the board, of which one-third vests on the first anniversary of the grant date and the remaining two-thirds vests in 24 equal monthly installments thereafter. Non-employee directors who are re-elected for a new term also receive an option to purchase 120,000 shares of common stock, which vests in 36 equal monthly installments from the date of grant, unless they were initially elected for a partial term, in which case they are treated as follows. The Nominating and Governance Committee believes that directors should have stock options vesting over each month of service, so that stock options should be granted to any director whose current stock options will become fully vested prior to the expiration of his term. Therefore, a new director elected to a partial term is initially granted an option for 120,000 shares, the vesting of which would conclude at some point during the director’s second term, if re-elected. A pro-rata “stub period” option is then granted to such a director so that the director has stock options vesting over each month of service during his second term. If re-elected again to a third term, such a director then would receive an additional option to purchase 120,000 shares of common stock, which vests in 36 equal monthly installments from the date of grant.

All options issued to directors are granted with an exercise price equal to the closing price of our common stock on the NASDAQ Capital Market on the grant date.

Compensation Committee Interlocks and Insider Participation

During 2012, our Compensation Committee consisted of Mr. Dalhouse, Mr. Wise and Mr. Roedel. None of the members of our Compensation Committee during 2012 is or was a present or former officer or employee of the Company, nor did such members engage in any transaction or relationship requiring disclosure in this proxy statement under the section titled “Certain Relationships and Related Person Transactions.”

No executive officer of the Company served as a director or member of the Compensation Committee (or other board committee performing equivalent functions) of any other entity during the last fiscal year, one of whose executive officers served on our board of directors or Compensation Committee.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all our directors and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller. The full text of our Code of Business Conduct and Ethics is posted on our website at www.lunainc.com in the

“Investor Relations” section. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

EXECUTIVE OFFICERS

The following table sets forth certain summary information concerning our executive officers as of April 1, 2013.

Name	Age	Position
My E. Chung	60	President and Chief Executive Officer
Dale E. Messick	49	Chief Financial Officer
Mark E. Froggatt, Ph.D.	44	Chief Technology Officer
Scott A. Graeff	46	Chief Strategy Officer and Treasurer
Talfourd H. Kemper, Jr.	44	Vice President, General Counsel and Secretary

Information about Mr. Chung is set forth above under “Class III Directors Continuing in Office Until the 2015 Annual Meeting.”

Dale E. Messick has served as our Chief Financial Officer since August 2006, except during the period from August 2010 to April 2011 when he served as our interim President and Chief Operating Officer. Prior to joining us, Mr. Messick served in various capacities at Worldspan, L.P., a provider of transaction processing and information technology services to the global travel industry, including as Chief Financial Officer from 1997 to 2004 and Senior Vice President - Finance from 2004 to 2005. At Worldspan, Mr. Messick managed a staff of 160 people in the United States, Mexico, and Europe and was responsible for accounting, financial reporting, budgeting, financial planning and analysis, and internal audit operations. Previously, Mr. Messick worked in the audit practice of PricewaterhouseCoopers. Mr. Messick received a B.B.A. degree in accounting from the College of William and Mary and is a Certified Public Accountant.

Mark E. Froggatt, Ph. D. has served as our Chief Technology Officer since September 2005. Prior to joining us, Dr. Froggatt co-founded Luna Technologies in 2000 to develop instrumentation for fiber optic devices and served as its chief technology officer until our acquisition of Luna Technologies in September 2005. Dr. Froggatt is the primary inventor of the technology used in our OVA product and is a leader in the field of interferometric measurement. Before founding Luna Technologies, Dr. Froggatt worked at the NASA Langley Research Center, developing ultrasonic and optical instrumentation. He received B.S. and M.S. degrees in electrical engineering from Virginia Polytechnic Institute and State University (Virginia Tech) and a Ph.D. from the University of Rochester Institute of Optics.

Scott A. Graeff has served as our Chief Strategy Officer since July 2012, and as our Treasurer since July 2005. He previously served as our Chief Commercialization Officer from May 2010 to July 2012. He also served as our interim Chief Financial Officer during the period from August 2010 to April 2011. He previously served as our Chief Operating Officer from March 2009 to May 2010, as our Chief Commercialization Officer from August 2006 to March 2009, and as our Chief Financial Officer and Executive Vice President, Corporate Development, from July 2005 to August 2006. Mr. Graeff was also a member of our Board of Directors from August 2005 until March 2006. From 1999 to 2001, Mr. Graeff served as Chief Financial Officer of Liquidity Link, a software development company. From 2001 to 2002, Mr. Graeff served as President and Chief Financial Officer of Autumn Investments. From 2002 until 2005, Mr. Graeff served as a Managing Director for Gryphon Capital Partners, a venture capital investment group. From 2003 until July 2005, Mr. Graeff also served as the Acting Chief Financial Officer of Luna Technologies, Inc., which we acquired in September 2005. Mr. Graeff holds a B.S. degree in commerce from the University of Virginia.

Talfourd H. Kemper, Jr. has served as our Vice President, General Counsel and Secretary since November 2008. Prior to joining us, Mr. Kemper was an equity Principal with the law firm of Woods Rogers PLC in Roanoke, Virginia from 2003 until 2008, where his legal practice focused on corporate and securities law, venture capital financing, mergers and acquisitions and intellectual property and licensing. Mr. Kemper received an A.B. degree in economics from Duke University and a J.D. degree from the University of Virginia School of Law, where he served on the Editorial Board of the Virginia Law Review.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures for Transactions with Related Persons

Related person transactions, which we define as all transactions involving an executive officer, director, nominee for director or a holder of more than five percent of our common stock, including any of their immediate family members and any entity owned or controlled by such persons, are reviewed and approved by the Audit Committee of our board of directors and a majority of disinterested directors on our board.

In any transaction involving a related person, our Audit Committee and board of directors consider all of the available material facts and circumstances of the transaction, including:

•	the direct and indirect interests of the related persons;

•

in the event the related person is a director or director nominee (or immediate family member of a director or director nominee or an entity with which a director or director nominee is affiliated), the impact that the transaction will have on a director’s or director nominee’s independence;

•	the risks, costs and benefits of the transaction to us; and

•	whether any alternative transactions or sources for comparable services or products are available.

After considering all such facts and circumstances, our Audit Committee and board determine whether approval or ratification of the related person transaction is in our best interests. For example, if our Audit Committee determines that the proposed terms of a related person transaction are reasonable and at least as favorable as could have been obtained from unrelated third parties, it will recommend to our board of directors that such transaction be approved or ratified. Alternatively, if a related person transaction will compromise the independence of one of our directors or director nominees, our Audit Committee may recommend that our board of directors reject the transaction if it could affect our ability to comply with securities laws and regulations or NASDAQ listing requirements.

Each transaction described below was approved or ratified by our Audit Committee or the disinterested members of our board of directors after making a determination that the transaction was on terms no less favorable than those we could have obtained from unrelated third parties.

The policies and procedures described above for reviewing and approving related person transactions are not set forth in writing. The charter for our Audit Committee, however, provides that one of the committee’s responsibilities is to review and approve in advance any proposed related person transactions.

Transactions and Relationships with Directors, Nominees for Director, Executive Officers and Five Percent Stockholders

Other than compensation described in “Executive Compensation” and “Director Compensation” elsewhere in this proxy statement and as described below, we believe that there has not been any other transaction or series of transactions during 2011 or 2012 to which we were or are to be a participant in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer or holder of more than five percent of our common stock, or members of any such person’s immediate family, had or are expected to have a direct or indirect material interest.

Carilion Lease

We have entered into a lease agreement with Carilion Medical Center, an affiliate of Carilion Clinic, for our corporate headquarters in Roanoke, Virginia. Under the terms of the lease agreement, as amended to date, we lease a total of 24,057 square feet of office space. During 2011 and 2012, we paid Carilion Medical Center rent of $612,708 and $626,003, respectively.

As a part of the 2010 transaction with Carilion described below, we agreed to extend this lease on customary and reasonable terms through December 31, 2015, and we also agreed not to exercise our right to terminate the lease prior to expiration of its term. On March 1, 2012, we subleased half of our leased space through 2013 to MacAulay-Brown, Inc. in connection with the sale of our Secure Computing and Communications group. On March 21, 2013, we amended the lease on our Roanoke office to reduce the square footage covered by the lease by approximately half and reduce the rental rates, in each case effective as of January 1, 2014, and to extend the term of the lease through December 2018.

Carilion Clinic is the beneficial owner of more than five percent of our outstanding common stock. Until June 30, 2011, Dr. Edward Murphy, a current member of our board of directors, served as the Chief Executive Officer of Carilion Clinic.

Carilion Notes, Warrants and the Exchange of Carilion Notes for Preferred Stock

On May 21, 2008, we and Carilion Clinic amended each of the five Senior Convertible Promissory Notes dated December 30, 2005 and held by Carilion Clinic. The amendments extended the maturity dates of those notes from December 30, 2009 to December 31, 2012.

As consideration for the amendments to these notes, we granted Carilion Clinic a warrant to purchase 10,000 shares of our common stock. The exercise price of the warrant was $7.98 per share, the closing price of our common stock as reported on the NASDAQ Global Market on May 21, 2008. The warrants are exercisable beginning December 31, 2012 and originally had an exercise period through December 31, 2017.

In January 2010, we entered into a transaction with Carilion Clinic in which Carilion agreed to exchange all of its Senior Convertible Promissory Notes, including all accrued but unpaid interest, for (i) 1,321,514 shares of our newly designated Series A Convertible Preferred Stock and (ii) an additional warrant to purchase 356,000 shares of our common stock at an exercise price of $2.50 per share. This warrant is exercisable beginning February 1, 2013 and continuing until December 31, 2020. We also agreed to reduce the exercise price of a prior common stock warrant held by Carilion from $7.98 to $2.50 per share and to extend its expiration date to December 31, 2020. As of the date of the exchange, the outstanding principal balance of the Senior Convertible Promissory Notes was $5.0 million, and the aggregate accrued but unpaid interest on the notes was $1.2 million.

Separation and Consulting Agreement with Dr. Kent Murphy

On August 10, 2010, we and Dr. Kent Murphy mutually agreed to terminate his employment with the Company, and Dr. Murphy resigned his position as our President and Chief Executive Officer. On that date, we entered into a separation and consulting agreement providing that, for a period of 18 months beginning August 10, 2010, Dr. Murphy would provide certain consulting services to us as our Senior Strategic and Technology Advisor, and we would compensate him at a fixed rate of $22,500 per month, plus business expenses as may be approved by us. We also agreed to pay group healthcare coverage continuation premiums for Dr. Murphy and his covered dependents during the term of the consulting arrangement, which had a value of approximately $1,212 per month. We also paid Dr. Murphy $72,500 in respect of his accrued paid time off and any legal fees incurred by Dr. Murphy in connection with the preparation of the separation and consulting agreement and related agreements. In May 2011, we and Dr. Murphy amended the agreement to extend the period of reimbursement of health insurance premiums through August 10, 2012, up to an amount equal to

$1,250 per month. In addition, by this amendment, we agreed to accelerate an aggregate of $80,000 in monthly payments that were already payable to Dr. Murphy under the agreement. The aggregate value of the amounts paid to Dr. Murphy under this agreement during 2011 and 2012 were $289,740 and $9,358, respectively.

As part of the consulting agreement, Dr. Murphy agreed not to compete with us or to solicit specified customers of ours during the term of his consultancy. We and Dr. Murphy also agreed to customary covenants relating to non-disparagement and to our confidential information and intellectual property.

Dr. Murphy also agreed that through December 31, 2012, he would not hire, retain the services of or recruit (or attempt to do any of the foregoing) any employee or representative of ours, either directly or indirectly, on his own behalf or on behalf of any other person or company, nor could he encourage, prompt, induce or solicit any of our employees or representatives to (i) end their relationship with us or (ii) become affiliated with or perform any work for any business that is competitive with our business. This restriction applied to any employee or representative of ours as of August 10, 2010, or as of any time during the term of the consulting arrangement, except for employees that may be terminated in connection with any general reduction in force of more than five individuals at the same time.

Contemporaneously with the execution of the consulting agreement, and again upon its amendment, we and Dr. Murphy entered into a mutual release of any potential claims, including any arising out of Dr. Murphy’s employment with us.

Letter Agreement with Dr. Kent Murphy Relating to Registration Rights

In connection with the separation and consulting agreement entered into with Dr. Murphy described above, we and Dr. Murphy also entered into a letter agreement relating to Dr. Murphy’s registration rights for his shares of common stock under that certain Amended and Restated Investor Rights Agreement, dated as of January 13, 2010, by and among us, Carilion Clinic and certain of our other stockholders, including Dr. Murphy, which we refer to as the Rights Agreement. Under the Rights Agreement, Dr. Murphy has specified rights to cause us to effect the registration of his shares in certain circumstances.

Under the letter agreement, Dr. Murphy agreed, through the period ending December 31, 2011, that he would not sell or otherwise make certain transfers of his shares of common stock and, subject to certain exceptions, would not exercise his registration rights under the Rights Agreement.

Indemnification Agreements with Officers and Directors

We have entered into indemnity agreements with certain of our officers and directors that provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings that he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and our bylaws.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of the Company’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, the Company believes that its compensation policies and decisions are consistent with current market practices. Compensation of the Company’s named executive officers is designed to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

Accordingly, the board of directors is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and any related information disclosed in this proxy statement is hereby APPROVED.”

Because the vote is advisory, it is not binding on the board of directors or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the board of directors and, accordingly, the board of directors and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF

ADVISORY STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, and Section 14A of the Exchange Act enable the Company’s stockholders, at least once every six years, to indicate their preference regarding how frequently the Company should solicit a non-binding advisory vote on the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement. Accordingly, the Company is asking stockholders to indicate whether they would prefer an advisory vote every year, every other year or every three years. Alternatively, stockholders may abstain from casting a vote. For the reasons described below, the board of directors recommends that the stockholders select a frequency of one year.

After considering the benefits and consequences of each alternative, the board of directors recommends that the advisory vote on the compensation of the Company’s named executive officers be submitted to the stockholders once every year.

The Board has determined that an advisory vote on executive compensation every year is the best approach for the Company. In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation will allow stockholders to provide direct input on the Company’s compensation philosophy, policies and practices every year. Additionally, an annual advisory vote on executive compensation is consistent with the Company’s policy of seeking input from, and engaging in discussions with, its stockholders on executive compensation and corporate governance matters.

Accordingly, the board of directors is asking stockholders to indicate their preferred voting frequency of soliciting advisory stockholder approval of compensation of the Company’s named executive officers once every one, two or three calendar years.

While the board of directors believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of the Company’s executive officer compensation practices should be held every year, every other year or every three years. The option among those choices that receives the highest number of votes from the holders of shares present in person or represented by proxy and entitled to vote at the annual meeting will be deemed to be the frequency preferred by the stockholders.

The board of directors and the Compensation Committee value the opinions of the stockholders in this matter, and the board intends to hold advisory stockholder votes on the compensation of the Company’s named executive officers in the future in accordance with the alternative that receives the most stockholder support, even if that alternative does not receive the support of a majority of the shares present and entitled to vote. However, because this vote is advisory and therefore not binding on the board of directors or the Company, the Board may decide that it is in the best interests of the stockholders that the Company hold an advisory vote on executive compensation more or less frequently than the option preferred by the stockholders. The vote will not be construed to create or imply any change or addition to the fiduciary duties of the Company or the board of directors.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF “ONE YEAR” ON PROPOSAL 3.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Our Audit Committee has appointed Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2013 and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the annual meeting. Grant Thornton has served as our independent audit firm since 2005. A representative of Grant Thornton is expected to be present at our 2013 annual meeting of stockholders and will have an opportunity to make a statement and respond to appropriate questions from stockholders.

Ratification of the appointment of Grant Thornton as our independent registered public accounting firm is not required by our bylaws or other applicable legal requirements. However, our board of directors is submitting the appointment of Grant Thornton to the stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

The affirmative vote of a majority of shares of our common stock present at the 2013 annual meeting of stockholders in person or by proxy and entitled to vote is required to ratify the appointment of Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2013. Abstentions will have the same effect as a vote against this proposal. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Audit and Related Fees for Fiscal Years 2011 and 2012

The following table sets forth a summary of the aggregate fees billed to us by Grant Thornton LLP for professional services for the fiscal years ended December 31, 2011 and 2012, respectively. All of the services described in the following fee table were approved by the Audit Committee.

Name	2011	2012
Audit Fees	$331,247	$341,464

Total Fees	$331,247	$341,464

The Audit Committee meets regularly with Grant Thornton LLP throughout the year and reviews both audit and, if applicable, non-audit services performed by Grant Thornton LLP as well as fees charged for such services.

Pre-Approval Policies and Procedures

The Audit Committee has adopted, and the board of directors has approved, a policy that sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditors may be pre-approved. The policy generally pre-approves all audit services and non-audit services by our independent auditors, except in the case of non-audit services where subsequent approval is necessary and permissible. Pursuant to its pre-approval policy, the Audit Committee may delegate pre-approval authority for non-audit services to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. During 2011 and 2012, all services provided by Grant Thornton LLP were pre-approved by the Audit Committee in accordance with this policy.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” PROPOSAL NUMBER 4.

AUDIT COMMITTEE REPORT

As described more fully in its charter, the purpose of the Audit Committee is to assist the board of directors with its oversight responsibilities regarding the integrity of our financial statements, our compliance with legal and regulatory requirements, assessing our independent registered public accounting firm’s qualifications and independence and, if applicable, the performance of the persons performing internal audit duties for the Company.

Company management is responsible for preparation, presentation and integrity of our financial statements as well as our financial reporting processes, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The following is the Audit Committee’s report submitted to the board of directors for 2012.

The Audit Committee has:

•	reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2012 with management and Grant Thornton LLP, our independent registered public accounting firm;

•

discussed with Grant Thornton LLP the matters required to be discussed by Statement of Auditing Standards No. 61, Communications with Audit Committees, as currently in effect and as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received from Grant Thornton LLP the disclosures and a letter regarding their independence as required by the applicable requirements of the Public Company Accounting Oversight Board requesting Grant Thornton LLP’s communication with the Audit Committee concerning independence and discussed the auditors’ independence with them.

In addition, the Audit Committee has met separately with Company management and with Grant Thornton LLP.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited 2012 financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

John B. Williamson, III, Chairman
Michael W. Wise
Neil D. Wilkin, Jr.

The foregoing audit committee report is not “soliciting material,” shall not be deemed incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof, and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate by reference into such filings.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of our compensation arrangements with our named executive officers should be read together with the compensation tables and related disclosures set forth elsewhere in this proxy statement.

For 2012, our named executive officers consisted of:

•	My E. Chung, our President and Chief Executive Officer;

•	Dale E. Messick, our Chief Financial Officer;

•	Mark E. Froggatt, our Chief Technology Officer; and

•	Scott A. Graeff, our Chief Strategy Officer, who previously served as our Chief Commercialization Officer until July 2012.

Executive Summary

We seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and financial performance, without encouraging unnecessary or excessive risk-taking. Our performance-oriented compensation program consists of base salary, annual cash bonuses, long-term equity incentives, such as stock awards and stock option grants, benefits and, for certain senior executive officers, severance and termination protection.

For 2012, our primary corporate goals related to our net income or loss for the year, our revenue growth over 2011, and various qualitative objectives. Our executive compensation policies for the year were, therefore, designed to incentivize our executive officers to execute against the most significant financial performance objectives and to focus on creation of value for our stockholders. We sought to incentivize this performance primarily through cash incentives that were based on our financial performance and, to a lesser extent, stock options.

The highlights of our 2012 executive compensation program were as follows:

•	Our named executive officers received modest salary increases, ranging from 0.8% to 5.0%, from 2011 levels.

•

We established a cash incentive bonus program, which rewarded our named executive officers for our corporate financial performance, specifically our targeted net loss, and our revenue target. As a result of corporate financial performance in 2012, we did not meet the threshold net loss performance required to be achieved in order for any amounts to be earned under the program. Accordingly, no amounts were paid to our named executive officers under the 2012 cash incentive bonus program.

•	We granted stock options, which will only provide value to our named executive officers if our stock price increases from the trading price on the date of grant.

•

We entered into amended and restated employment agreements with our named executive officers with increased severance arrangements and the potential to receive retention payments in the event that we seek to undertake, but do not complete, certain strategic transactions.

Overview of Compensation Philosophy

Our overall compensation philosophy is to provide executive compensation packages that enable us to attract, retain and motivate highly qualified executive officers to achieve our short-term and long-term business goals. Consistent with this philosophy, the following elements provide a framework for our executive compensation program: base salary; a cash bonus program designed to reinforce desired performance goals; and non-cash compensation intended to align the interests of our executives with those of our stockholders.

Role of Compensation Committee and Compensation Consultant

Our executive compensation program is approved and monitored by the Compensation Committee of our board of directors. During 2012, the members of the Compensation Committee were Warner Dalhouse, Richard W. Roedel and Michael W. Wise. Mr. Dalhouse served as chairman of the committee. All of the members of our Compensation Committee are independent, non-employee directors. Under the terms of its charter, the Compensation Committee is responsible for reviewing and approving compensation granted to our executive officers, including our Chief Executive Officer, or CEO, and those executive officers who report directly to the CEO and any other officers as determined under Section 16 of the Securities Exchange Act of 1934, as amended. In particular, the Compensation Committee reviews and approves for the CEO and the other executive officers the following components of compensation:

•	annual base salary;

•	cash and equity bonuses, including the specific goals and amount;

•	other equity compensation, if any;

•	employment agreements, severance arrangements, and change in control provisions, as applicable;

•	signing bonus or payment of relocation costs, above normal Company policy, if applicable; and

•	any other material benefits, other than those provided to all employees.

The Compensation Committee also serves as the administrator for our equity incentive plans. All stock-based awards, including new grants to existing employees and executive officers, as well as grants to new employees, are approved by the Compensation Committee. The Compensation Committee is also responsible for annually evaluating the performance of our executive officers.

We generally attempt to align our overall executive compensation with other publicly-traded peer companies who share similar characteristics. Because of our diversified product and service offerings, we believe our peer group includes a broad range of technology and growth companies with whom we compete for executive talent. Data on compensation practices at such companies has historically been gathered for us by our compensation consultant, Radford, through searches of publicly available information, including subscription databases and Securities and Exchange Commission filings. We use such information primarily to help guide decisions on base salary, target bonuses and equity-based awards.

The Compensation Committee has the authority to retain its own compensation consultant and to obtain advice and assistance from internal or external legal, accounting or other advisors as it sees fit. The Compensation Committee engaged an independent third-party compensation consultant, Radford, in 2012 to conduct a competitive review and analysis of our current executive compensation program and to benchmark executive compensation and to provide us with insights and market data on executive and director compensation matters, both generally and within our industry. In 2012, Radford compared the salary, target cash incentives, and equity compensation of our executive officers against an identified peer group of publicly traded companies. Radford determined our peer group based on its survey consisting of 81 public companies with less than $50 million in revenues, with a technology industry focus on medical device and life science companies. As a result of its analysis, Radford made recommendations to the Compensation Committee that were intended to bring the compensation elements paid to our executive officers towards the median of the identified peer companies.

Executive Compensation Program

As described above, our performance-oriented compensation program consists of base salary, annual cash bonuses, long-term equity incentives, such as stock awards and stock option grants, benefits and, for certain senior executive officers, severance and termination protection. We believe that appropriately balancing the total compensation package and ensuring the viability of each component of the package is necessary in order to provide compensation that is competitive and to attract and retain talent. Accordingly, in 2012 we entered into new employment agreements with our executive officers towards these goals. As a small company, we also try to optimize the mix of components to make such compensation programs cost effective for us.

The Compensation Committee intends for our compensation program to provide basic elements that ensure that management is fairly remunerated and has reasonable security so that the management team can perform at its best and take prudent risks. The committee believes that it does not use highly leveraged short-term incentives that drive high risk investments at the expense of our long-term value.

Our Compensation Committee typically evaluates the performance of each executive officer annually, based on the achievement of both corporate goals and individual qualitative performance objectives and makes its compensation decisions accordingly. Total compensation for our executive officers may vary significantly from year to year based on Company, divisional and individual performance. Further, the value of equity-based awards to our executives will vary based on fluctuation in our stock price from time to time.

The following is a more detailed explanation of the primary components of our executive compensation program.

Base Salary

Base salary is generally determined by considering competitive salary data and individual job performance. In determining base salary, we primarily rely on factors such as job performance, skill set, prior experience, past levels of compensation, seniority, pay levels of similarly situated positions internally, alternative opportunities that may be available to executives, retention, and market conditions generally. Base salaries for executive officers are reviewed at least annually. In each case, we take into account the results achieved by the executive, his future potential, the scope of the officer’s responsibilities and the depth of his experience. We do not apply specific formulas to determine annual pay increases, if any, and our Compensation Committee attempts to make decisions regarding changes in base salary in the context of other short-term and long-term compensation components. Approved increases in base salary are effective upon approval by the Compensation Committee, generally in the first quarter of the year.

In March 2012, the Compensation Committee approved annual increases in base salaries, which increases went into effect on March 1, 2012, for the named executive officers as follows:

Name	2011 Base Salary*	2012 Base Salary*	% Increase
My E. Chung, Chief Executive Officer	$305,000	$315,000	3.3%
Dale E. Messick, Chief Financial Officer	$210,000	$220,000	4.8%
Mark E. Froggatt, Chief Technology Officer	$206,000	$216,300	5.0%
Scott A. Graeff, Chief Strategy Officer	$206,000	$210,200	2.0%

*	These base salaries represent the salaries in effect following the Compensation Committee’s annual salary determinations for the respective year. Because the increases in base salaries resulting from these determinations, in each case, were effective mid-year, the named executive officers’ actual salaries for 2011 and 2012, as reflected in the Summary Compensation Table, are less than the base salaries reflected above.

Incentive Bonuses

In February 2012, our Compensation Committee adopted a senior management incentive plan for fiscal year 2012. Under the terms of the incentive plan, certain of our employees, including all of our named executive officers, were eligible to receive bonus payments based upon a target percentage equal to 50% of their respective base salaries for 2012 and the achievement of certain quantitative and qualitative performance objectives. For each of the named executive officers, the corporate objectives were weighted at 90% of the target bonus and the individual objectives were weighted at 10% of the target bonus. The specified corporate objectives, and their relative percentage weighting of the overall bonus for each named executive officer in 2012, were net loss (before considering any dividends payable to preferred stockholders) (60%), and revenue growth over 2011 (30%). The qualitative objectives generally related to new product commercialization, strategic initiatives, and improvement in external communications. The Compensation Committee selected these corporate metrics because the committee believed them to be the appropriate indicators of success in the execution of our operating plan and achievement of key corporate goals and because these factors are critical to increasing the value of our common stock. No bonuses would be paid, however, unless our net loss before dividends payable to preferred stockholders for 2012 was less than a threshold amount of $0.5 million.

For each of the quantitative objectives, minimum, target and maximum levels of achievement were possible. At the minimum level of achievement, the officer would receive a payout of 50% of the weighting for that component. At the target level of achievement, the officer would receive a payout of 100% of the weighting for that component. At the maximum level of achievement, the officer would receive a payout of 150% of the weighting for that component. For performance values falling between the minimum and target levels, or between the target and maximum levels, award amounts would be interpolated on a linear basis.

Our actual net loss for 2012 was $1.4 million. Accordingly, no cash incentive compensation amounts were awarded to our named executive officers for 2012. For 2012, our minimum, target, maximum and actual levels of achievement and resulting payout percentages were as follows:

Metric	Percentage Weighting of Target Bonus	Minimum Achievement Level (25% of salary)	Target Achievement Level (50% of salary)	Maximum Achievement Level (75% of salary)	Actual Performance Level	Payout Percentage*
Net income/(loss) (before dividend)	60%	$(400,000)	$0.00	$500,000	$(1,400,000)	0%
Revenue growth/(decline) over 2011Actual	30%	2%	5%	7%	(9.2)%	0%
Qualitative Objectives	10%	N/A	N/A	N/A	N/A	0%

*	For 2012, for any bonuses to be awarded, we were required to meet a threshold level of achievement of a net loss before dividends payable to preferred stockholders of less than $0.5 million.

Long Term Equity Incentives

Consistent with our compensation philosophy, our Compensation Committee believes that equity awards can be a significant motivator in attracting, retaining and rewarding the success of management employees by providing compensation with long-term vesting requirements and linking the ultimate value of those awards to stockholder returns. This component may include both grants of restricted common stock and stock options. Similar to base salary increases, options may also be granted in connection with promotions or significant changes in responsibility. Although grants of stock-based awards can impact our operating results, we believe that long-term equity-based compensation can be an important element of our overall compensation program because it helps focus our executives on our long-term financial and operational performance and also aligns the interests of our executives with those of our stockholders. The potential financial value offered through such options is also an important retention tool.

For stock options granted prior to February 2012, the grants typically vested over a period of five years, with 40% vesting on the two-year anniversary of the date of grant, and the remaining 60% vesting in 36 monthly installments thereafter. This vesting schedule was intended to help us maintain eligibility for Small Business Innovative Research, or SBIR, grants and also to minimize the short-term dilution to our stockholders caused by the exercise of employee stock options. To maintain our eligibility for SBIR grants, we must be at least 51% owned and controlled by U.S. citizens or permanent resident aliens, among other conditions. In February 2012, the Compensation Committee determined, following consultation with Radford, that future employee stock options should vest monthly over a period of four years (thus with no “cliff” vesting) in order for us to better incentivize and retain our employees. Stock options generally expire ten years from the date of the grant.

Since 2009, our Compensation Committee has typically approved stock option grants to new hires and relied predominantly on cash-based annual incentive programs for future incentive compensation, rather than making further equity grants to our named executive officers. As part of its report to the Compensation Committee in 2012, Radford recommended that we resume making periodic equity grants to our executives as part of moving total compensation toward the median for our peer group. In February 2012, the Compensation Committee granted a total of 241,748 stock options to our named executive officers, as follows:

Name	Stock Options	Exercise Price
My E. Chung, Chief Executive Officer	138,125	$1.68
Dale E. Messick, Chief Financial Officer	34,531	$1.68
Mark E. Froggatt, Chief Technology Officer	34,531	$1.68
Scott A. Graeff, Chief Strategy Officer	34,531	$1.68

Consistent with our new vesting schedule for stock options described above, the above options vest in forty-eight equal monthly installments, assuming that the named executive officer is providing continuous service to us through the applicable vesting date.

Stock options are granted with an exercise price equal to the closing price of our stock on the grant date, except for options granted to employees who are beneficial owners of more than 10% of our common stock. Any incentive stock options granted to a holder of greater than 10% of our outstanding common stock have an exercise price equal to 110% of the closing price on the date of grant.

We do not time the granting of our options relative to any favorable or unfavorable news that we release. Stock options for new employees, including executive officers, are generally awarded at the first regular meeting of the Compensation Committee following the employee’s hire date, or, in certain limited cases, at the first regular meeting of the Compensation Committee following the prospective employee’s written acceptance of an employment offer. In the latter case, the grant date of the stock options is the date of the employee’s first day of employment, with the exercise price equal to the closing price of the stock that day. All other option awards are also made at regularly scheduled committee meetings. The Compensation Committee’s regular meeting schedule is established several months in advance of each meeting. Thus, proximity of any option or stock award to an earnings announcement or other market events is coincidental.

We do not have any requirements for our named executive officers to hold minimum amounts of our common stock.

Change in Control Benefits and Severance

The Compensation Committee believes that change in control and severance benefits play an important role in attracting and retaining valuable executives. The payment of such benefits also ensures a smooth transition in management following a change in control by giving the named executive officer the incentive to remain with the Company through the transition period, and, in the event the officer’s employment is terminated as part of the transition, by compensating the officer with a degree of financial and personal security during a period in which he is likely to be unemployed. As a result, we have historically maintained employment agreements with our named executive officers that provide for severance payments, continuation of group benefits and accelerated vesting of certain unvested equity awards if our named executive officers’ employment is terminated by us without “cause” or by the named executive officers for “good reason,” including in circumstances involving a change in control of the Company. Additionally, pursuant to the standard terms of our restricted stock awards under our 2006 Equity Incentive Plan, any unvested shares of restricted stock that we grant to our named executive officers similarly are subject to accelerated vesting if our named executive officers’ employment is terminated by us without “cause” or by the named executive officers for “good reason.”

In March 2012, we entered into amended and restated employment agreements with each of our named executive officers to increase the benefits to the named executive officers in the event that we complete or, in certain circumstances, contemplate but do not complete, a change in control transaction. The Compensation Committee believed that these provisions were appropriate in order to encourage stability among our senior management in the event that we explore one or more strategic transactions in order to maximize stockholder value. The material additional benefits provided to our named executive officers by these amended and restated employment agreements are as follows:

•

Acceleration of unvested equity awards was increased from 12 months of additional vesting to full vesting in the event of the named executive officer’s termination of employment “without cause” or for “good reason” (each, as defined in the employment agreements) within 12 months following a change in control transaction;

•

Payment of a retention bonus equal to one-half of the named executive officer’s then current annual salary and target bonus in the event that our board of directors engages an investment bank or similar firm for purposes that include exploring a change in control transaction, but no such transaction is consummated within 24 months thereafter; and

•

Payment of a change in control bonus equal to the named executive officer’s then current annual salary and target bonus in the event of a change in control transaction, which change in control payment would be partially reduced if the change in control occurs within one year after the named executive officer’s receipt of a retention bonus, as described above.

The Compensation Committee’s analysis indicates that the change in control and severance provisions of our amended employment agreements with our named executive officers are consistent with the provisions and benefit levels of our peer companies, and it believes these arrangements to be reasonable.

A summary of the material terms of the amended and restated employment agreements is provided below in “Employment Agreements and Potential Payments upon Termination or Change-In-Control.”

Other Benefits

In general, our practice is to provide commensurate benefits to employees at all levels of our organization. Consistent with this practice, the following are the primary benefits provided to our full-time employees, including our named executive officers:

•	Health, vision and dental insurance including, at the employee’s option, Flexible Spending Accounts and/or a Health Savings Account;

•	Term life insurance and optional supplemental life insurance;

•	Optional supplemental health coverage;

•	Short- and long-term disability benefits;

•	401(k) plan, under which we match 25% of an employee’s contributions up to 10% of the employee’s total cash compensation, which match vests over a period of three years; and

•	Paid time off and holidays.

We believe that these benefits are consistent with those offered by other companies and specifically with those companies with which we compete for employees.

Future Trends

We intend to continue our strategy of paying competitive short-term cash compensation and offering long-term incentives through equity-based compensation programs that align individual compensation with corporate financial performance. We believe that our total compensation package is reasonable in the aggregate. We also believe that, in light of our compensation philosophy, total compensation for our executives should continue to consist of base salary, annual bonus awards (consisting of cash, stock or a combination of both), long-term equity based compensation, and certain other benefits.

We anticipate that the competitive posture of our total direct compensation will vary year to year as a result of our performance, as well as the performance of peer group companies and the market as a whole. Accordingly, the magnitude and weighting of different compensation components will likely evolve over time.

Tax Considerations

Section 162(m). Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code, which generally limits the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive officer. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

The portion of the compensation taxable to our Chief Executive Officer and other executive officers in 2012 that did not qualify for an exemption from Section 162(m) did not exceed the $1 million limit per officer. We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to qualify for an exemption from Section 162(m). However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of our stockholders, after taking into account changing business conditions or the officer’s performance.

Section 409A. Under Section 409A of the Internal Revenue Code, if a named executive officer is entitled to non-qualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, the officer would be subject to adverse tax treatment, including accelerated income recognition (in the first year that benefits are no longer subject to a substantial risk of forfeiture) and a 20% penalty tax pursuant to Section 409A. With respect to equity and cash compensation, we generally seek to structure such awards so that they do not constitute “deferred compensation” under Section 409A, thereby avoiding penalties and taxes on such compensation applicable to deferred compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with Company management. Based on the Compensation Committee’s review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Securities and Exchange Commission.

COMPENSATION COMMITTEE

Warner Dalhouse, Chairman
Richard W. Roedel
Michael W. Wise

The foregoing compensation committee report is not “soliciting material,” shall not be deemed incorporated by reference into any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof, and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate by reference into such filings.

Summary Compensation Table

The following table sets forth the summary information concerning compensation earned during the last three completed fiscal years by all persons who served as our principal executive officer during 2012 and our two next most highly compensated executive officers during 2012 who were serving as executive officers as of December 31, 2012. We refer to these persons as our “named executive officers” elsewhere in this proxy statement. The following table includes all compensation earned by the named executive officers for the respective periods, regardless of whether such amounts were actually paid during the period.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
My E. Chung President and Chief Executive Officer	2012 2011	313,333 209,198	(1)	— 50,000	(2)	— —		232,050 648,000	(4) (4)	— 70,737	(3)	19,042 11,315	(5)(6) (5)(6)	564,425 989,250
Dale E. Messick Chief Financial Officer	2012 2011 2010	218,334 208,958 195,000		— — 35,000	(7)	— 35,000 —	(7)	58,012 — —	(4)	— 75,227 30,872	(3) (8)	4,972 4,950 2,345	(5) (5) (5)	281,318 324,135 263,217
Scott A. Graeff, Chief Strategy Officer	2012 2011 2010	209,500 204,125 191,000		— — 35,000	(7)	— 35,000 —	(7)	58,012 — —	(4)	— 73,486 29,677	(3) (8)	4,939 4,753 4,270	(5) (5) (5)	272,451 317,364 259,947
Mark Froggatt, Ph.D., Chief Technology Officer	2012 2011 2010	214,584 204,125 178,500		— — —		— — —		58,012 — —	(4)	— 73,707 29,677	(3) (8)	4,731 4,568 12,858	(5) (5) (5)(9)	277,327 282,400 221,035

(1)	Mr. Chung’s 2011 annual salary was $305,000, and this amount represents his pro-rated amount for 2011.
(2)	Represents a starting bonus of $50,000 upon Mr. Chung’s hire.
(3)	Represents amounts paid to the officer under our 2011 senior management incentive plan upon the achievement of specified business objectives. Mr. Chung’s bonus was pro-rated for 2011.
(4)	Amounts represent the aggregate grant date fair value of grants made in the indicated year, as calculated in accordance with ASC Topic 718 and as further described in Note 8 of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.
(5)	Represents or includes Company 401(k) plan matching contributions and policy premiums paid for life insurance for the benefit of the officer.
(6)	All Other Compensation for Mr. Chung for 2011 includes $9,574 paid to Mr. Chung for his relocation and for 2012 includes $15,330 paid to Mr. Chung as a temporary housing allowance in accordance with his employment agreement.
(7)	In March 2011, we awarded discretionary bonuses in the amount of $70,000 to each of Mr. Messick and Mr. Graeff with respect to their respective service to us in 2010 during a management transition. One-half of the bonus, or $35,000, was paid in cash and, in accordance with SEC rules, is reported in the “Bonus” column for 2010 in the table above. The remaining $35,000 was paid in the form of shares of our common stock. Each of Mr. Messick and Mr. Graeff received 19,444 shares, which is equal to $35,000 divided by $1.80 per share, the closing price of our common stock as reported on the NASDAQ Capital Market on March 1, 2011, the date of grant. In accordance with SEC rules, this amount is reported in the “Stock Awards” column for 2011 in the table above.
(8)	Represents amounts paid to the officer under our 2010 senior management incentive plan upon the achievement of specified business objectives.

(9)	All Other Compensation for Dr. Froggatt for 2010 also includes $8,700 paid to reimburse him for personal expenses incurred in connection with a business trip, as well as an associated gross-up for income tax effect.

Grants of Plan-Based Awards for 2012

The following table provides information with regard to potential cash bonuses for 2012 payable under our senior management incentive plan and equity awards made in 2012.

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards $/sh	Grant Date Fair Value of Option Awards ($)
Name	Grant Date	Threshold $	Target $	Maximum $
My Chung		23,625	157,500	236,250
	2/28/12				138,125	1.68	232,050
Dale E. Messick		16,500	110,000	165,000
	2/28/12				34,531	1.68	58,012
Scott A. Graeff		15,765	105,100	157,650
	2/28/12				34,531	1.68	58,012
Mark E. Froggatt		16,223	108,150	162,225
	2/28/12				34,531	1.68	58,012

(1)	In the table above, the “Threshold” column represents the smallest total bonus that would have been paid for 2012 to each named executive officer if we had achieved the threshold level of net loss before dividends payable to preferred stockholders for 2012 of $0.5 million but had not achieved any of the individual qualitative objectives and had only achieved the minimum achievement level for the lowest weighted of the corporate performance metrics specified in the 2012 senior management incentive plan (related to revenue growth), which would have resulted in a bonus equal to 7.5% of each officer’s 2012 base salary. The “Target” column represents the amount that would have been paid to each named executive officer if, for the year, the 100% performance level for each performance measure component had been attained. The “Maximum” column represents the largest total bonus that could have been paid to each named executive officer if, for the year, each of the corporate performance measure components were achieved at the maximum level, resulting in a 150% payout for that measure, and each of the individual qualitative objectives had meet met at the 100% level. Because we did not achieve the threshold net loss level for 2012, no bonuses were payable to named executive officers under the 2012 senior management incentive plan.

Outstanding Equity Awards at December 31, 2012

The following table shows all outstanding unexercised stock options and unvested stock awards held by our named executive officers as of December 31, 2012.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date	Number of Shares that have not vested (#)	Market Value of Shares that have not vested ($)
Name	Exercisable	Unexercisable
My E. Chung	—	300,000	(1)	2.16	4/25/21
	28,775	109,350	(2)	1.68	2/28/22
Dale E. Messick	150,000	—		5.47	8/29/16
	75,000	—		3.42	12/20/16
	76,667	23,333	(3)	1.70	2/24/19
	7,193	27,338	(2)	1.68	2/28/22
						8,103	9,724
Scott A. Graeff	56,524	—		0.35	5/20/15
	22,610	—		0.35	6/3/15
	56,524	—		0.35	7/1/15
	90,437	—		0.35	8/1/15
	84,785	—		1.77	2/8/16
	10,000	—		3.69	2/27/17
	35,833	14,167	(4)	0.82	5/12/19
	7,193	27,338	(2)	1.68	2/28/22
						8,103	9,724
Mark Froggatt, Ph.D	20,762	—		0.35	11/1/13
	56,524	—		1.77	11/11/15
	28,262	—		1.77	2/8/16
	1,500	—		3.67	1/25/17
	15,000	—		3.69	2/27/17
	75,000	—		5.73	11/13/17
	95,834	29,166	(3)	1.70	2/24/19
	32,249	12,751	(4)	0.82	5/12/19
	7,193	27,338	(2)	1.68	2/28/22

(1)	Represents an option granted on April 25, 2011, the date on which Mr. Chung’s employment commenced. This option vests with respect to 40% of these shares on the two-year anniversary of the grant date, with the remaining 60% vesting in 36 equal monthly installments thereafter.
(2)	Represents unvested shares underlying an option granted on February 28, 2012. This option vests over four years in forty-eight equal monthly installments.
(3)	Represents unvested shares underlying an option granted on February 24, 2009. This option vested with respect to 40% of these shares on the two-year anniversary of the grant date, with the remaining 60% vesting in 36 equal monthly installments thereafter.
(4)	Represents unvested shares underlying an option granted on May 12, 2009. This option vested with respect to 40% of these shares on the two-year anniversary of the grant date, with the remaining 60% vesting in 36 equal monthly installments thereafter.

Option Exercises and Stock Vested During 2012

The table below sets forth information concerning the vesting of restricted stock for each named executive officer during 2012. Our named executive officers did not exercise any stock options during 2012.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
My E. Chung	—	—
Dale E. Messick	6,480	10,271
Scott A. Graeff	6,480	10,271
Mark Froggatt	—	—

Employment Agreements and Potential Payments upon Termination or Change-In-Control

We currently have employment agreements with each of our named executive officers as described below.

Employment Agreement with My E. Chung

In connection with his appointment as President and CEO, we entered into an employment agreement with Mr. Chung in April 2011. Pursuant to the employment agreement, Mr. Chung received a starting bonus of $50,000. In March 2012, we entered into an amended and restated employment agreement with Mr. Chung. This employment agreement, which had an initial term through March 31, 2013, automatically renewed on March 31, 2013 for an additional one-year period and will continue to automatically renew for additional one year periods unless terminated by either party on 90 days prior notice.

Under the terms of the employment agreement, Mr. Chung is eligible to participate in our senior management incentive plan for an annual discretionary cash bonus of at least 50% of his then current base salary, subject to the achievement of individual and corporate performance criteria to be determined by our board of directors or our compensation committee and set forth in the incentive plan.

The employment agreement provides that, in the event that his employment is terminated by us “without cause” or by him for “good reason” (each as defined in the employment agreement), subject to his entering into and not revoking a release in a form acceptable to the Company, he will be entitled to receive:

•

a severance payment equal to 1 times the sum of his then current annual salary plus annual target bonus or 150% of such sum if the termination occurs within 12 months following a “change in control” transaction (as defined in the employment agreement);

•

if he timely elects and remains eligible for continued coverage under COBRA, an amount equal to the health insurance premiums that we were paying on his behalf and on behalf of his covered dependents prior to the date of termination for a period of 12 months, or 18 months if the termination occurs within 12 months following a change in control transaction;

•

acceleration of vesting of unvested stock options equal to the number of shares that would have vested if employment had continued for 12 months following the termination (or, if the termination occurred following a change in control transaction, all outstanding unvested stock options held by Mr. Chung will vest); and

•	a cash payment for any unvested company matching contributions in his account under the Company’s 401(k) plan and for any accrued but unpaid vacation.

Mr. Chung’s employment agreement also provides for a retention payment equal to one-half of the sum of his then current annual salary plus annual target bonus, if our board of directors engages an investment bank or similar firm for purposes that include exploring a change in control transaction, but no such transaction is consummated within 24 months thereafter. This retention payment would be payable in shares of our common stock, if necessary to avoid a credit default.

In addition to the severance and retention payments described above, in the event a change in control occurs due to a sale of the Company’s assets or a merger of the Company or an acquisition of the Company via tender offer, the employment agreement also provides that Mr. Chung will receive a payment equal to the sum of his annual salary plus annual target bonus. If this change in control occurs within one year after he has received a retention payment (as described above), however, then this change in control payment shall be subject to partial reduction.

In addition, the employment agreement continues to provide for a temporary housing allowance to Mr. Chung for a period up to 24 months.

Employment Agreement with Dale E. Messick

We previously entered into an employment agreement with Dale E. Messick to serve as our Chief Financial Officer. In March 2012, we entered into an amended and restated employment agreement with Mr. Messick. This employment agreement, which had an initial term through March 31, 2013, automatically renewed for an additional one-year period and will continue to automatically renew for one year periods unless terminated by either party on 90 days prior notice.

Under the terms of the employment agreement, Mr. Messick is eligible to participate in our senior management incentive plan for an annual discretionary cash bonus of at least 50% of his then current base salary, subject to the achievement of individual and corporate performance criteria to be determined by our board of directors or our compensation committee and set forth in the incentive plan.

The employment agreement provides that, in the event that his employment is terminated by us “without cause” or by him for “good reason” (each as defined in the employment agreement), subject to his entering into and not revoking a release in a form acceptable to the Company, he will be entitled to receive:

•

a severance payment equal to 9/12 times the sum of his then current annual salary plus annual target bonus or 1 times such sum if the termination occurs within 12 months following a “change in control” transaction (as defined in the employment agreement);

•

if he timely elects and remains eligible for continued coverage under COBRA, an amount equal to the health insurance premiums that we were paying on his behalf and on behalf of his covered dependents prior to the date of termination for a period of 9 months, or 12 months if the termination occurs within 12 months following a change in control transaction;

•

acceleration of vesting of unvested stock options equal to the number of shares that would have vested if employment had continued for 12 months following the termination (or, if the termination occurred following a change in control transaction, all outstanding unvested stock options held by Mr. Messick will vest); and

•	a cash payment for any unvested company matching contributions in his account under the Company’s 401(k) plan and for any accrued but unpaid vacation.

Mr. Messick’s employment agreement also provides for a retention payment equal to one-half the sum of his then current annual salary plus annual target bonus if our board of directors engages an investment bank or similar firm for purposes that include exploring a change in control transaction, but no such transaction is consummated within 24 months thereafter. This retention payment would be payable in shares of our common stock, if necessary to avoid a credit default.

In addition to the severance and retention payments described above, in the event a change in control occurs due to a sale of the Company’s assets or a merger of the Company or an acquisition of the Company via tender offer, the employment agreement also provides that Mr. Messick will receive a payment equal to the sum of his annual salary plus annual target bonus. If this change in control occurs within one year after he has received a retention payment (as described above), however, then this change in control payment shall be subject to partial reduction.

Employment Agreement with Scott A. Graeff

On July 14, 2006, we entered into an employment agreement with Scott A. Graeff as our Chief Financial Officer. This agreement was subsequently amended and restated, effective as of January 1, 2007, to reflect a change to Mr. Graeff’s base compensation and a previous change to Mr. Graeff’s title to Chief Commercialization Officer. In March 2012, we entered into an amended and restated employment agreement with Mr. Graeff. This employment agreement, which had an initial term through March 31, 2013, automatically renewed for an additional one-year period and will continue to automatically renew for additional one-year periods unless terminated by either party on 90 days prior notice.

Under the terms of the employment agreement, Mr. Graeff is eligible to participate in our senior management incentive plan for an annual discretionary cash bonus of at least 50% of his then current base salary, subject to the achievement of individual and corporate performance criteria to be determined by our board of directors or our compensation committee and set forth in the incentive plan.

The employment agreement provides that, in the event that his employment is terminated by us “without cause” or by him for “good reason” (each as defined in the employment agreement), subject to his entering into and not revoking a release in a form acceptable to the Company, he will be entitled to receive:

•

a severance payment equal to 9/12 times the sum of his then current annual salary plus annual target bonus or 1 times such sum if the termination occurs within 12 months following a “change in control” transaction (as defined in the employment agreement);

•

if he timely elects and remains eligible for continued coverage under COBRA, an amount equal to the health insurance premiums that we were paying on his behalf and on behalf of his covered dependents prior to the date of termination for a period of 9 months, or 12 months if the termination occurs within 12 months following a change in control transaction;

•

acceleration of vesting of unvested stock options equal to the number of shares that would have vested if employment had continued for 12 months following the termination (or, if the termination occurred following a change in control transaction, all outstanding unvested stock options held by him will vest); and

•	a cash payment for any unvested company matching contributions in his account under the Company’s 401(k) plan and for any accrued but unpaid vacation.

Mr. Graeff’s employment agreement also provides for a retention payment equal to one-half the sum of his then current annual salary plus annual target bonus if our board of directors engages an investment bank or similar firm for purposes that include exploring a change in control transaction, but no such transaction is consummated within 24 months thereafter. This retention payment would be payable in shares of our common stock, if necessary to avoid a credit default.

In addition to the severance and retention payments described above, in the event a change in control occurs due to a sale of the Company’s assets or a merger of the Company or an acquisition of the Company via tender offer, the employment agreement also provides that Mr. Graeff will receive a payment equal to the sum of his annual salary plus annual target bonus. If this change in control occurs within one year after he has received a retention payment (as described above), however, then this change in control payment shall be subject to partial reduction.

Employment Agreement with Mark Froggatt

On July 16, 2009, we entered into an employment agreement with Mark Froggatt, Ph.D, as our Chief Technology Officer. In March 2012, we entered into an amended and restated employment agreement with Dr. Froggatt. This employment agreement, which had an initial term through March 31, 2013, automatically renewed for an additional one-year period and will continue to renew for one year periods unless terminated by either party on 90 days prior notice.

Under the terms of the employment agreement, Dr. Froggatt is eligible to participate in our senior management incentive plan for an annual discretionary cash bonus of at least 50% of his then current base salary, subject to the achievement of individual and corporate performance criteria to be determined by our board of directors or our compensation committee and set forth in the incentive plan.

The employment agreement provides that, in the event that his employment is terminated by us “without cause” or by him for “good reason” (each as defined in the employment agreement), subject to his entering into and not revoking a release in a form acceptable to the Company, he will be entitled to receive:

•

a severance payment equal to 9/12 times the sum of his then current annual salary plus annual target bonus or 1 times such sum if the termination occurs within 12 months following a “change in control” transaction (as defined in the employment agreement);

•

if he timely elects and remains eligible for continued coverage under COBRA, an amount equal to the health insurance premiums that we were paying on his behalf and on behalf of his covered dependents prior to the date of termination for a period of 9 months, or 12 months if the termination occurs within 12 months following a change in control transaction;

•

acceleration of vesting of unvested stock options equal to the number of shares that would have vested if employment had continued for 12 months following the termination (or, if the termination occurred following a change in control transaction, all outstanding unvested stock options held by him will vest); and

•	a cash payment for any unvested company matching contributions in his account under the Company’s 401(k) plan and for any accrued but unpaid vacation.

Dr. Froggatt’s employment agreement also provides for a retention payment equal to one-half of the sum of his then current annual salary plus annual target bonus if our board of directors engages an investment bank or similar firm for purposes that include exploring a change in control transaction, but no such transaction is consummated within 24 months thereafter. This retention payment would be payable in shares of our common stock, if necessary to avoid a credit default.

In addition to the severance and retention payments described above, in the event a change in control occurs due to a sale of the Company’s assets or a merger of the Company or an acquisition of the Company via tender offer, the employment agreement also provides that Dr. Froggatt will receive a payment equal to the sum of his annual salary plus annual target bonus. If this change in control occurs within one year after he has received a retention payment (as described above), however, then this change in control payment shall be subject to partial reduction.

Terms of Restricted Stock Awards under our 2006 Equity Incentive Plan

In addition to the benefits payable to our named executive officers under their employment agreements described above, each of our named executive officers holds shares of restricted common stock granted pursuant to our 2006 Equity Incentive Plan that provide for the accelerated vesting of unvested shares under certain circumstances. As described in the Summary Compensation Table above, Messrs. Messick and Graeff hold restricted stock awards granted in March 2011 in respect of their service to us in 2010 during a management transition. Additionally, in March 2013, our Compensation Committee approved grants of restricted stock to each of our named executive officers in connection with its 2013 compensation decisions, which shares vest in four equal annual installments following the date of grant.

Pursuant to the standard terms of our restricted stock awards under our 2006 Equity Incentive Plan, any unvested shares of restricted stock held by our named executive officers are subject to accelerated vesting if our named executive officers’ employment is terminated by us without “cause” or by the named executive officers for “good reason,” in each case, as defined in the named executive officers’ respective employment agreement.

Termination of Employment Not Within 12 Months Following a Change in Control

Under the terms of the current employment agreements with Messrs. Chung, Messick, Graeff and Froggatt and their restricted stock awards, and based on their respective 2012 salaries, assuming (i) the employment of each of the executive officers had been terminated as of December 31, 2012, (ii) the termination was by us without cause or by the executive for good reason and (iii) the termination was not within 12 months following a change in control transaction, each named executive officer would receive the benefits set forth in the table below.

Name	Cash Severance ($)	Healthcare Benefits ($)	Intrinsic Value of Accelerated Stock Options ($)(1)	Value of Accelerated Restricted Stock Awards ($)(2)(3)	Total Potential Payments ($)(3)
My E. Chung	472,500	10,341	—	—	482,841
Dale E. Messick	247,500	10,888	—	9,724	268,112
Scott A. Graeff	236,475	—	3,785	9,724	249,984
Mark Froggatt	243,338	15,375	3,402	—	262,115

(1)	The intrinsic value of accelerated stock options is the difference, if positive, between the $1.20 closing trading price of our common stock on December 31, 2012, the last trading day of the year, and the exercise price, multiplied by the number of unvested options that would have vested upon termination.
(2)	The value of restricted stock awards reflects the market value, based on the $1.20 closing trading price of our common stock on December 31, 2012, of shares of unvested restricted stock that would have vested upon termination.
(3)	Because the table above reflects the value of potential payments payable to our named executive officers as of December 31, 2012, the table excludes the value of restricted stock awards granted to our named executive officers in March 2013, in the following amounts: Mr. Chung, 140,000 shares; Mr. Messick, 34,500 shares; Mr. Graeff, 34,500 shares; and Mr. Froggatt, 34,500 shares. In accordance with the terms of these restricted stock awards, these unvested shares will immediately vest in full if the executive officer’s employment is terminated by us without cause or by the executive officer for good reason. Based on the $1.20 closing trading price of our common stock on December 31, 2012, the value of the unvested shares subject to acceleration in the event that the named executive officer’s employment was terminated without cause or for good reason would be $168,000 for Mr. Chung and $41,400 for each of our other named executive officers.

Payments in Connection With a Change in Control; Termination of Employment Within 12 Months Following a Change in Control

Under the terms of the current employment agreements with Messrs. Chung, Messick, Graeff and Froggatt and their restricted stock awards and based on their respective 2012 salaries, the table below sets forth the benefits each named executive officer would receive in connection with a change in control, as well as such additional benefits that would be payable upon each executive officer’s termination, assuming such termination (i) occurred on December 31, 2012 and within 12 months following the change in control transaction and (ii) was by us without cause or by the executive for good reason.

	Payments Upon Change in Control	Additional Payments in Connection with Termination of Employment within 12 months following Change in Control
Name	Cash Change in Control Payment ($)(1)	Cash Severance ($)	Healthcare Benefits ($)	Intrinsic Value of Accelerated Stock Options ($)(2)	Value of Accelerated Restricted Stock Awards ($)(3)(4)	Total Potential Payments ($)(4)
My E. Chung	472,500	708,750	10,341	—	—	1,191,591
Dale E. Messick	330,000	330,000	10,888	—	9,724	680,612
Scott A. Graeff	315,300	315,300	—	5,407	9,724	645,731
Mark Froggatt	324,450	324,450	15,375	4,867	—	669,142

(1)	If the change in control occurs within one year after the executive officer receives a retention payment, as described in each executive officer’s employment agreement, the change in control payment listed would be subject to partial reduction. See “—Employment Agreements and Potential Payments upon Termination or Change in Control” for a discussion of the retention payments.
(2)	The intrinsic value of accelerated stock options is the difference, if positive, between the $1.20 closing trading price of our common stock on December 31, 2012, the last trading day of the year, and the exercise price, multiplied by the number of unvested options that would have vested upon termination.
(3)	The value of restricted stock awards reflects the market value, based on the $1.20 closing trading price of our common stock on December 31, 2012, of shares of unvested restricted stock that would have vested upon termination.
(4)	Because the table above reflects the value of potential payments payable to our named executive officers as of December 31, 2012, the table excludes the value of restricted stock awards granted to our named executive officers in March 2013, in the following amounts: Mr. Chung, 140,000 shares; Mr. Messick, 34,500 shares; Mr. Graeff, 34,500 shares; and Mr. Froggatt, 34,500 shares. In accordance with the terms of these restricted stock awards, these unvested shares will immediately vest in full if the executive officer’s employment is terminated by us without cause or by the executive officer for good reason. Based on the $1.20 closing trading price of our common stock on December 31, 2012, the value of the unvested shares subject to acceleration in the event that the named executive officer’s employment was terminated without cause or for good reason would be $168,000 for Mr. Chung and $41,400 for each of our other named executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock, as of March 31, 2013, by:

•	each person known by us to be a beneficial owner of 5% or more of the outstanding shares of our common stock;

•	each of our directors and the board of directors’ nominees for director;

•	each of the executive officers named in the Summary Compensation Table, to whom we refer as our named executive officers; and

•	all of our currently serving executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of the common stock that they beneficially own, subject to applicable community property laws. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, restricted stock units, warrants or other exercisable or convertible securities held by that person that are currently exercisable or convertible or exercisable or convertible within 60 days of March 31, 2013 are deemed outstanding, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, these shares do not include any stock, options or restricted stock units awarded after March 31, 2013. A total of 14,014,032 shares of our common stock were outstanding as of March 31, 2013.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Luna Innovations Incorporated, 1 Riverside Circle, Suite 400, Roanoke, Virginia 24016.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Kent A. Murphy, Ph.D (1)	2,850,398	20.3%
Carilion Clinic (2)	4,214,855	26.4%
c/o Carilion Roanoke Memorial Hospital First Floor Roanoke, Virginia 24033
Hansen Medical, Inc. (3)	1,389,620	9.9%
800 East Middlefield Road Mountain View, CA 94043
My E. Chung (4)	305,265	2.1%
Dale E. Messick (5)	429,509	3.0%
Scott A. Graeff (6)	474,513	3.3%
Mark E. Froggatt, Ph.D. (7)	383,867	2.7%
John B. Williamson, III (8)	178,341	1.3%
Warner Dalhouse (9)	178,003	1.3%
Edward G. Murphy, M.D. (10)	64,446	*
Richard W. Roedel (11)	563,117	3.9%
Michael W. Wise (12)	611,769	4.3%
Neil D. Wilkin, Jr. (13)	58,211	*
All current directors and executive officers as a group (12 persons) (14)	6,141,217	35.9%

*	Represents less than 1% of the outstanding shares of common stock.
(1)	Includes 51,290 shares subject to options that are exercisable within 60 days of March 31, 2013.

(2)	Includes 1,321,514 shares of Series A Convertible Preferred Stock, which are currently convertible into an equivalent number of shares of common stock, as well as 235,233 shares of common stock payable as accrued dividends on the Series A Convertible Preferred Stock that will be issued upon the holder’s request, and 43,212 shares subject to stock options that are immediately exercisable or exercisable within 60 days of March 31, 2013. Includes 366,000 shares of common stock underlying warrants that are exercisable within 60 days of March 31, 2013. Nancy Agee, Don Lorton and Rob Vaughan share voting and investment power over the shares beneficially owned by Carilion Clinic.
(3)	Includes 32,431 shares issuable upon exercise of a warrant, which was scheduled to expire on January 12, 2013, that entitled Hansen to purchase additional shares of our common stock, at a purchase price of $0.01 per share, such that the total number of shares issuable under the warrant, plus the reported shares, is equal to 9.9% of our outstanding common stock.
(4)	Consists of (i) 165,265 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2013 and (ii) 140,000 shares of restricted stock that are not vested, and will not vest within 60 days of March 31, 2013 (Mr. Chung is deemed to have voting, but not dispositive, power over such shares).
(5)	Includes (i) 320,071 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2013 and (ii) 67,379 shares of restricted stock that are not vested, and will not vest within 60 days of March 31, 2013 (Mr. Messick is deemed to have voting, but not dispositive, power over such shares).
(6)	Includes: (i) 370,951 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2013; and (ii) 64,441 shares of restricted stock that are not vested, and will not vest within 60 days of March 31, 2013 (Mr. Graeff is deemed to have voting, but not dispositive, power over such shares).
(7)	Consists of 349,367 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2013; and (ii) 34,500 shares of restricted stock that are not vested, and will not vest within 60 days of March 31, 2013 (Mr. Froggatt is deemed to have voting, but not dispositive, power over such shares).
(8)	Includes 130,599 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2013 and 47,742 shares of common stock issuable pursuant to restricted stock units held under our Non-Employee Director’s Deferred Compensation Plan that are payable under circumstances within the control of the holder.
(9)	Includes 130,599 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2013, and 47,404 shares of common stock issuable pursuant to restricted stock units held under our Non-Employee Director’s Deferred Compensation Plan that are payable under circumstances within the control of the holder.
(10)	Includes 46,794 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2013, and 17,652 shares of common stock issuable pursuant to restricted stock units held under our Non-Employee Director’s Deferred Compensation Plan that are payable under circumstances within the control of the holder.
(11)	Includes 490,543 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2013, and 72,574 shares of common stock issuable pursuant to restricted stock units held under our Non-Employee Director’s Deferred Compensation Plan that are payable under circumstances within the control of the holder.
(12)	Includes 79,799 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2013, and 18,080 shares of common stock issuable pursuant to restricted stock units held under our Non-Employee Director’s Deferred Compensation Plan that are payable under circumstances within the control of the holder. Also includes 13,840 shares held by Mr. Wise’s family members over which Mr. Wise shares voting and investment power.
(13)	Includes 39,600 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2013, and 11,111 shares of common stock issuable pursuant to restricted stock units held under our Non-Employee Director’s Deferred Compensation Plan that are payable under circumstances within the control of the holder.

(14)	Includes an aggregate of: (i) 535,329 shares of common stock issuable pursuant to restricted stock units issued under our Non-Employee Director’s Deferred Compensation Plan that are payable under circumstances within the control of the holders; (ii) an aggregate of 2,217,535 shares of common stock issuable under stock options that are immediately exercisable or exercisable within 60 days of March 31, 2013 (this total includes 90,458 shares issuable under stock options held by Talfourd H. Kemper, Jr., an executive officer of the Company who is not a “named executive officer.”); and (iii) 340,820 shares of restricted stock that are not vested, and will not vest within 60 days of March 31, 2013 (this total includes 34,500 shares of restricted stock held by Mr. Kemper).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that certain of our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission. Such executive officers, directors and greater than 10% holders are required to furnish us with copies of all of these forms that they file. Certain of our executives hold a power of attorney to enable such individuals to file ownership and change in ownership forms on behalf of the reporting persons.

To our knowledge, based solely on our review of these reports or written representations from certain reporting persons that no other reports were required, we believe that during 2012, all Section 16(a) filing requirements applicable to our officers, directors, greater than 10% stockholders and other persons subject to Section 16(a) of the Exchange Act were complied with.

OTHER INFORMATION

Other Matters to be Presented at the Annual Meeting

We do not know of any matters to be presented at our 2013 annual meeting of stockholders other than those described in this proxy statement. If any other matters are properly brought before the annual meeting, proxies will be voted in accordance with the best judgment of the person or persons voting the proxies.

Security Holder Communication with Board Members

Any holder of our common stock may contact the board of directors or a specified individual director by writing to the attention of the board of directors (or a specified individual director) and sending such communication to the attention of our corporate Secretary at our executive offices as identified in this proxy statement. Each communication from a stockholder should include the following information in order to permit us to confirm your status as a security holder and enable us to send a response if deemed appropriate:

•	the name, mailing address and telephone number of the security holder sending the communication;

•	the number and type of our securities owned by such security holder; and

•	if the security holder is not a record owner of our securities, the name of the record owner of our securities beneficially owned by the security holder.

Our corporate Secretary will forward all appropriate communications to the board of directors or individual members of the board of directors as specified in the communication. Our corporate Secretary may, but is not required to, review all correspondence addressed to the board of directors or any individual member of the board of directors. The purpose of this review is to allow the board to avoid having to consider irrelevant or inappropriate communications, such as advertisements, solicitations and hostile communications, or any correspondence more suitably directed to management.

Stockholder Proposals for 2014 Annual Meeting

Our bylaws provide for advance notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting but not to be included in our proxy materials. For the 2014 annual meeting of stockholders, such nominations or proposals, other than those made by or at the direction of the board of directors, must be submitted in writing and received by our corporate Secretary at our offices no later than January 22, 2014, which is 90 days prior to the anniversary of the expected first mailing date of this proxy statement. If our 2014 annual meeting of stockholders is moved more than 30 days before or after the anniversary date of our 2013 annual meeting of stockholders, then the deadline is the close of business on the tenth day following the day notice of the date of the meeting was mailed or made public, whichever occurs first. Such proposals also need to comply with all applicable requirements of the rules and regulations of the SEC. The chairperson of a stockholder meeting may refuse to acknowledge the introduction of your proposal if it is not made in compliance with the foregoing procedures or the applicable provisions of our bylaws.

In addition, for a stockholder proposal to be considered for inclusion in our proxy statement for the 2014 annual meeting of stockholders, the proposal must be submitted in writing and received by our corporate Secretary at our offices at 1 Riverside Circle, Suite 400, Roanoke, Virginia 24016 no later than December 23, 2013, which is 120 days prior to the anniversary of the expected mailing date of this proxy statement. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and their accompanying documents. This means that only one set of our annual meeting materials is sent to multiple stockholders in your household unless you instruct otherwise. We will promptly deliver a separate copy of these documents without charge to you upon written request to Luna Innovations Incorporated, 1 Riverside Circle, Suite 400, Roanoke, Virginia 24016, Attn: Investor Relations. If you want to receive separate copies of our annual meeting materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

By Order of the Board of Directors

/s/ Talfourd H. Kemper, Jr.
Talfourd H. Kemper, Jr.
Vice President, General Counsel and Secretary

April 16, 2013

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2012 is available without charge on our website, www.lunainc.com, or upon written request to: Corporate Secretary, Luna Innovations Incorporated, 1 Riverside Circle, Suite 400, Roanoke, Virginia 24016.

LUNA INNOVATIONS INC ATTN: SUMMER HARPER 1 RIVERSIDE CIRCLE, SUITE 400 ROANOKE, VA 24016

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, May 20, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, May 20, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING:
1.	Election of Directors	☐	☐	☐
Nominees
01	Kent A. Murphy, Ph.D. 02 Richard W. Roedel
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2:							For	Against	Abstain
2.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed in the proxy statement.						☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “1 YEAR” FOR PROPOSAL 3:						1 year	2 years	3 years	Abstain
3.	Selection, on an advisory basis, of the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers.					☐	☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4:							For	Against	Abstain
4.	Proposal to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2013.						☐	☐	☐

NOTE: The proxies will vote the shares represented by this proxy as specified, but if no specification is made, the proxies will vote the shares “FOR ALL” in Proposal No. 1, for a frequency of “1 YEAR” in Proposal No. 3 and “FOR” approval of Proposals No. 2 and No. 4. The proxies may vote in their discretion as to other matters which may come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000173547_1    R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

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PROXY SOLICITED BY THE BOARD OF DIRECTORS OF

LUNA INNOVATIONS INCORPORATED

FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 21, 2013

The undersigned hereby appoints My E. Chung and Dale E. Messick, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of Luna Innovations Incorporated Common Stock which the undersigned may be entitled to vote at the annual meeting of stockholders of Luna Innovations Incorporated to be held at the Roanoke Higher Education Center, 108 North Jefferson Street, Roanoke, Virginia 24016, on May 21, 2013, at 9:00 a.m. local time, and at any and all continuations, adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters on the reverse side and in accordance with the accompanying instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

The undersigned hereby revokes all proxies previously given by the undersigned to vote at the annual meeting of stockholders or any continuation, adjournment or postponement thereof.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

0000173547_2    R1.0.0.51160